Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ESTERLINE TECHNOLOGIES CORPORATION,

TRANSDIGM GROUP INCORPORATED

and

THUNDERBIRD MERGER SUB INC.

Dated as of October 9, 2018

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TABLE OF CONTENTS
Page
Article I

THE MERGER

Article II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK‑ENTRY SHARES

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Article V

COVENANTS
Section 5.01    Conduct of Business..............................................................................35
Section 5.02    No Solicitation by the Company; Company Board Recommendation..40

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Article VI

CONDITIONS PRECEDENT
Section 6.01    Conditions to Each Party’s Obligation to Effect the Closing    ..............64
Section 6.02    Conditions to Parent and Merger Sub’s Obligation to Effect
the Closing.....................................................................................................64
Section 6.03    Conditions to Company’s Obligation to Effect the Closing...............65
Article VII

TERMINATION, AMENDMENT AND WAIVER

Article VIII

GENERAL PROVISIONS
Section 8.01    Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties..........................................71
Section 8.02    Notices............................................................................................71

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 9, 2018, is by and among ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), TRANSDIGM GROUP INCORPORATED, a Delaware corporation (“Parent”), and THUNDERBIRD MERGER SUB INC., a Delaware corporation (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub merge with and into the Company (the “Merger”), with the Company being the surviving entity as a wholly owned subsidiary of Parent;
WHEREAS, the Company Board has adopted resolutions, at a meeting duly called at which the entire Company Board was present, unanimously (a) determining that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement, (b) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that the adoption of this Agreement be submitted to a vote at the Company Stockholders Meeting and (d) resolving to recommend that the Company Stockholders approve the adoption of this Agreement and the transactions contemplated herein, including the Merger (such recommendation, the “Company Board Recommendation” and, clauses (a) through (d), collectively, the “Board Actions”);
WHEREAS, the board of directors of Merger Sub (“Merger Sub Board”) has adopted resolutions (a) determining that it is in the best interests of Merger Sub and Parent, as the indirect parent of Merger Sub, for Merger Sub to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to Parent, as Merger Sub’s sole stockholder, for its adoption and (d) resolving to recommend adoption of this Agreement by Parent, as Merger Sub’s sole stockholder (clauses (a) through (d), collectively, the “Merger Sub Actions”);
WHEREAS, the board of directors of Parent (the “Parent Board”) has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, “Parent Actions”); and
WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the Parties agree as follows:
Article I

THE MERGER
Section 1.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL. By virtue of the Merger, at the Effective Time, (a) the separate existence of Merger Sub shall cease and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.01    Effective Time. The Company shall file a certificate of merger that has been duly executed and acknowledged in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware substantially concurrently with the Closing. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as may be mutually agreed to in writing by Parent and the Company and set forth in the Certificate of Merger (the time as of which the Merger becomes effective, the “Effective Time”).
Section 1.02    The Closing. The Parties shall consummate the Merger (such consummation, the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, CA 90071, at 9:00 a.m. Eastern time on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) unless another time, date or place is mutually agreed to in writing by the parties hereto. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.
Section 1.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL and other applicable Law.
Section 1.04    Organizational Documents. As of the Effective Time, subject to Section 5.10, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Esterline Technologies Corporation.” As of the Effective Time, subject to Section 5.10, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the effective date of such bylaws shall be the Closing Date and the name of the Surviving Corporation shall be “Esterline Technologies Corporation.”
Section 1.05    Surviving Corporation Directors and Officers. As of the Effective Time, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their successors have been duly elected or appointed or until their earlier death, resignation or removal.
ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK‑ENTRY SHARES
Section 2.01    Effect of Merger on Capital Stock.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:
(i)    each share of common stock, par value $0.20 per share, of the Company (the “Company Common Stock”) held (A) in the Company’s treasury, (B) by the Company or any wholly owned Company Subsidiary or (C) by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof;
(ii)    except as provided in Section 2.01(a)(i) and Section 2.04, and subject to Section 2.01(b) and Section 2.03, each share of Company Common Stock (the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $122.50 (the “Merger Consideration”), without any interest thereon and subject to any withholding of Taxes in accordance with Section 2.02(g); and
(iii)    each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Closing.

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(b)    If, between the date of this Agreement and the Effective Time, any change shall occur in the outstanding Company Shares because of any reclassification, recapitalization, stock split or combination, division or subdivision of shares, stock dividend (with the record date for such dividend falling during such period), reverse stock split, exchange, consolidation of shares, readjustment or other similar transaction, then the Merger Consideration and any other similarly dependent terms shall be appropriately adjusted.
Section 2.02    Payment of Shares of Company Common Stock.
(a)    At the Effective Time, all Company Shares outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 2.01, shall automatically be cancelled and shall cease to exist, and all holders of stock certificates (“Stock Certificates”) or book-entry shares (“Book-Entry Shares”) representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, except the right to receive the Merger Consideration with respect to each Company Share evidenced thereby as provided in Section 2.01 (or appraisal rights as provided in Section 2.03 with respect to Dissenting Shares, or the Company Option Consideration, Company RSU Consideration or Company PSU Consideration as provided in Section 2.04 with respect to the Company Equity Awards).
(b)    Prior to the Effective Time, Parent shall designate the Company’s current transfer agent or select a bank or trust company mutually agreeable to Parent and the Company to act as the paying agent (the “Paying Agent”) for the Company Stockholders to receive the Merger Consideration payable pursuant to Section 2.01(a)(ii). Parent shall enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to services to be performed by the Paying Agent in its capacity as Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Shares, cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.01(a)(ii) (the amounts collectively, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger and as otherwise expressly provided in this Agreement. In the event the Payment Fund shall at any time be insufficient to make the payments contemplated by Section 2.01(a)(ii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. If Parent decides to invest the Payment Fund, then the Payment Fund shall be invested as reasonably directed by Parent; provided, that (i) such investments shall be in (A) short‑term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States, (B) commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A‑1 or P‑1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively or (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and (ii) no such investment shall have a maturity of more than thirty (30) days. Any interest and other income resulting from such investments shall become part of the Payment Fund and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any

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investment made pursuant to this Section 2.02(b). Nothing in this Agreement and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates or Book‑Entry Shares to receive, or Parent’s and the Surviving Corporation’s obligation to pay, such holder’s applicable portion of the Merger Consideration.
(c)    As soon as practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, Parent shall cause the Paying Agent to commence mailing to each Person who was, immediately prior to the Effective Time, a holder of record of Company Shares (i) in the case of Stock Certificates, (A) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates shall be effected, and risk of loss and title to the Stock Certificates shall pass, upon delivery of the Stock Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Paying Agent may reasonably agree, subject to the Company’s reasonable approval, and shall be prepared prior to Closing) and (B) customary instructions for use in effecting the surrender of Stock Certificates, and (ii) in the case of Book-Entry Shares, customary instructions for use in effecting the surrender of Book-Entry Shares, in each case, in exchange for the right to receive the Merger Consideration into which each Company Share evidenced by such Stock Certificates or Book-Entry Shares, as applicable, has been converted pursuant to this Article II. Upon (1) in the case of Stock Certificates, delivery to the Paying Agent of Stock Certificates, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, or (2) in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form and such other evidence of surrender, if any, as the Paying Agent may reasonably request, the holders thereof shall be entitled to receive the Merger Consideration into which each Company Share evidenced by such Stock Certificates or Book-Entry Shares, as applicable, has been converted pursuant to this Article II, and the Stock Certificates and Book-Entry Shares so surrendered shall be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the proper amount of Merger Consideration may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered are registered if (I) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer and (II) the Person requesting such payment shall either (x) pay any transfer and other taxes required by reason of such payment or (y) establish to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that such transfer tax either has been paid in full or is not applicable. Until surrendered as contemplated by this Section 2.02(c), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration into which each Company Share evidenced thereby has been converted pursuant to this Article II. No interest shall be paid on the portion of the Merger Consideration payable upon surrender of any Stock Certificate or Book-Entry Share.
(d)    If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary in Section 2.02(c), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such

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Stock Certificate, Parent shall cause the Paying Agent to pay to such Person the Merger Consideration payable pursuant to Section 2.01(a)(ii) with respect to each Company Share represented by such lost, stolen or destroyed Stock Certificate.
(e)    Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares one (1) year after the Closing Date shall be delivered by the Paying Agent to Parent upon demand. Any former holders of Stock Certificates or Book-Entry Shares who have not theretofore complied with this Section 2.02 shall thereafter look only to the Surviving Corporation or Parent (subject to abandoned property, escheat or similar Laws) for payment of any portion of the Merger Consideration, in accordance with this Article II and without any interest thereon, payable with respect to each Company Share previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person for the portion of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Book-Entry Shares shall not have been surrendered prior to the date that any unclaimed portion of the Merger Consideration in respect of such Stock Certificate or Book-Entry Share would otherwise become subject to any abandoned property, escheat or similar laws, any unclaimed funds payable with respect to such Stock Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    The Paying Agent shall accept such Stock Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Stock Certificates or Book-Entry Shares on the cash or other Merger Consideration payable hereunder.
(g)    Each of Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of Company Common Stock or any holder of Company Equity Awards or any other consideration otherwise payable pursuant to this Agreement or such amounts as it is required by Law to deduct and withhold with respect to Taxes. Each such payor shall timely remit the amounts so withheld to the appropriate Governmental Authority. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, holder of Company Equity Awards or other recipient of consideration hereunder in respect of which such deduction and withholding was made.
Section 2.03    Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Company Shares who are entitled to demand and who properly exercise

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and perfect appraisal rights with respect thereto in accordance with Section 262 of DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and holders of such Dissenting Shares will be entitled only to the right to receive payment of the appraised value of such Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Company Shares will thereupon be treated as if they had been converted into and have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon and subject to any withholding of Taxes, and such Company Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and to the extent permitted under applicable Law, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal prior to the Effective Time. Prior to the Effective Time, the Company shall not voluntarily make any payment, settle or compromise or offer to settle or compromise, or, in each case, agree to do any of the foregoing, with respect to any such demand without Parent’s prior written consent.
Section 2.04    Company Equity Awards.
(a)    At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per‑share exercise price for such Company Option, multiplied by (ii) the total number of Company Shares underlying such Company Option, without interest (the “Company Option Consideration”); provided, that, if the per-share exercise price of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the Company Option Consideration to each holder of a Company Option, less any Taxes withheld pursuant to Section 2.02(g), if such holder was awarded the Company Option as an employee of any Company Entity, through the payroll of the Surviving Corporation or Company Entity, as applicable, and if such holder was not awarded the Company Option as an employee of any Company Entity, then Parent shall cause the Paying Agent to make such payment, in each case, within five (5) Business Days following the Effective Time.
(b)    At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the total number of Company Shares underlying such Company RSU, multiplied by (ii) the Merger Consideration, without interest (the “Company RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the Company RSU Consideration to each holder of a Company RSU, less

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any Taxes withheld pursuant to Section 2.02(g), if such holder was awarded the Company RSU as an employee of any Company Entity, through the payroll of the Surviving Corporation or Company Entity, as applicable, and if such holder was not awarded the Company RSU as an employee of any Company Entity, then Parent shall cause the Paying Agent to make such payment, in each case, within five (5) Business Days following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code.
(c)    At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested (treating for this purpose any performance-based vesting condition to which such Company PSU is subject as having been attained at the “target level” with proration), shall be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the total number of Company Shares underlying such Company PSU, multiplied by (ii) the Merger Consideration, without interest and subject to any applicable Tax withholding in accordance with Section 2.02(g) (the “Company PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the portion of the Company PSU Consideration, less any required withholding of Taxes, payable pursuant to this Section 2.04(c) through the payroll of the Surviving Corporation or Company Entity, as applicable (to the extent such Person was awarded the Company PSU as an employee of any Company Entity, and if such Person was not awarded the Company PSU as an employee of any Company Entity, the Paying Agent shall make such payment), to each holder of a Company PSU within five (5) Business Days following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company PSU if required in order to comply with Section 409A of the Code.
(d)    Following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company SAYE Scheme) shall take such actions as are necessary to ensure that no new rights to purchase Company Shares will be issued under the Company SAYE Scheme. Subject to the terms of the Company SAYE Scheme and Applicable Laws, the holders of SAYE options shall be allowed to exercise their SAYE options in the 20 day period leading up to the Effective Date in accordance with paragraph 6E of Schedule 3 to the UK Income Tax (Earnings and Pensions) Act 2003. To the extent not so exercised, at the Effective Time, each Company SAYE Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall immediately lapse. If the holder does not exercise his or her SAYE options within the 20 day period prior to the Effective Date and the SAYE options lapse, the holder will have a right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per‑share exercise price for such lapsed Company SAYE Option, multiplied by (ii) the quotient of (A) the accumulated amount in the holder’s Company SAYE Scheme savings account immediately prior to the Effective Time divided by (B) the per-share exercise price for the holder’s Company SAYE Option, without interest (the “Company SAYE Option Consideration”); provided, that, if the per-share exercise price of any such

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lapsed Company SAYE Option is equal to or greater than the Merger Consideration, the holders of such lapsed Company SAYE options shall not be entitled to any cash payment or other consideration being made in respect thereof other than a return of the savings made by the holder of the lapsed Company SAYE Option. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the Company SAYE Option Consideration to each holder of a Company SAYE Option, less any Taxes withheld pursuant to Section 2.02(g), if such holder is Continuing Company Personnel, through the payroll of the Surviving Corporation, and if such holder is not Continuing Company Personnel, then Parent shall cause the Paying Agent to make such payment, in each case, within five (5) Business Days following the Effective Time.
(e)    Following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any outstanding Offering (as such term is defined in the Company ESPP), the Offering under the Company ESPP shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur upon the earlier to occur of (x) the day that is five (5) trading days prior to the Effective Time or (y) the date on which such Offering would otherwise end, and no additional Offerings shall commence under the Company ESPP; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.
(f)    Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions providing for, and shall take any other actions that are necessary to effect, the treatment of the Company Equity Awards as contemplated by this Section 2.04.
Section 2.05    Transfers; No Further Ownership Rights. At and after the Effective Time, the stock transfer books of the Company shall be closed with respect to, and there shall be no registration of transfers on the stock transfer books of the Company of, Company Shares that were outstanding immediately prior to the Effective Time. If Stock Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration, as provided for in Section 2.01(a)(ii), for each Company Share formerly represented by such Stock Certificates or Book-Entry Shares.
Section 2.06    Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as set forth in the Company Reports publicly available and filed with or furnished to the SEC at least one business day prior to the date of this Agreement (excluding any risk factor or forward‑looking disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward‑looking statements” disclaimer or other statements that are similarly nonspecific or predictive, cautionary or forward‑looking) where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure, (y) as set forth in the corresponding section or sections of the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), or (z) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is applicable to qualify such representation and warranty of this Article III, the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.01    Organization, Standing and Power. Each Company Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, if such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, as applicable, would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Each Company Entity has all requisite corporate or other legal entity, as the case may be, power and authority to enable it to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Each Company Entity is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its assets make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended and in effect as of the date of this Agreement. The Company is not in violation of the Certificate of Incorporation or the Bylaws in any material respect.
Section 3.02    Company Subsidiaries. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, are free and clear of Liens (except Permitted Liens) and are free of preemptive rights. Section 3.02(a) of the Company Disclosure Letter lists all of the Company Subsidiaries as of the date of this Agreement. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Company Significant Subsidiary in effect as of the date of this Agreement. Except as set forth on Section 3.02(b) of the Company Disclosure Letter, the Company owns, beneficially and of record,

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directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each Company Subsidiary, free and clear of all Liens (except Permitted Liens).
Section 3.03    Capital Structure.
(a)    The authorized capital stock of the Company consists of (A) 60,000,000 Company Shares, par value $0.20 per share, (B) 25,000 shares of preferred stock of the Company, par value $100.00 per share (the “Company Preferred Stock”) and (C) 475,000 shares of serial preferred stock of the Company, par value $1.00 per share (the “Company Serial Preferred Stock”). At the close of business on October 5, 2018 (the “Capitalization Date”): (i) 29,453,140 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no shares of Company Serial Preferred Stock were issued and outstanding; (iv) 3,737,327 Company Shares were held by the Company in its treasury; (v) 1,162,730 Company Shares were subject to issuance upon the exercise of outstanding Company Options (whether or not presently exercisable); (vi) 100,227 Company Shares were subject to issuance upon the settlement of outstanding Company RSUs; (vii) 115,083 Company Shares were subject to issuance upon the settlement of outstanding Company PSUs assuming achievement at target levels; (viii) 2,120,585 Company Shares were reserved for the future grant of Company Equity Awards under the Company Stock Plans; and (ix) 438,111 Company Shares were reserved for the future issuance under the Company ESPP or for purposes of the Company SAYE Scheme. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Equity Securities except as set forth on Section 3.03(a) of the Company Disclosure Letter.
(b)    All outstanding Company Shares are, and all Company Shares that may be issued upon the exercise of Company Options and the settlement of Company RSUs and Company PSUs shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. As of the date of this Agreement, other than as set forth in Section 3.03(b) of the Company Disclosure Letter, or, with respect to any foreign Subsidiary of the Company, directors’ qualifying shares or similar arrangements required by applicable Law, there are no issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of any Company Entity or any securities of any Company Entity convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Company Entity or (ii) any warrants, calls, options or other rights to acquire from any Company Entity, or any other obligation of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Company Entity (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except as set forth in Section 3.03(b) of the Company Disclosure Letter, no Company Entity has any outstanding obligation to repurchase, redeem or otherwise acquire any Equity Securities.
(c)    Except for the Company Subsidiaries and investments in marketable securities and cash equivalents, none of the Company nor any Company Subsidiary (i) owns or holds any equity

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securities, ownership interests or voting interests of, or securities exchangeable therefor, or investments in, any other Person or has the right to acquire any of the foregoing or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 3.04    Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants, obligations and agreements under this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger. The Company Board has adopted each of the Board Actions, including the Company Board Recommendation, at a meeting duly called at which all of the members of the Company Board were present; provided that any Company Adverse Recommendation Change made in accordance with this Agreement shall not be a breach of the representation in this Section 3.04. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the receipt of the Company Stockholder Approval, the filing of the Proxy Statement in preliminary and definitive forms, any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act, the Certificate of Merger and any other documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and applicable Law governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).
Section 3.05    Vote Required. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.10, the adoption of this Agreement and the approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding Company Shares entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required in connection with the consummation by the Company of the transactions contemplated by this Agreement.
Section 3.06    No Conflicts; Consents.
(a)    The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of any of the Company or a Company Significant Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.06(a) of the Company Disclosure Letter and each of the Filings referred to in Section 3.06(b) being made and any applicable waiting periods referred to therein having expired, conflict with, result in any violation or breach of, or default (with or without notice or

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lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Material Contract or any material Permit applicable to the businesses of the Company Entities; (iii) subject to obtaining the Consents referred to in Section 3.06(a) of the Company Disclosure Letter and making the Filings referred to in Section 3.06(b) and the Company Stockholder Approval having been received, conflict with, or result in any violation of any provision of, any Judgment or Law or (iv) result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of any Company Entity, in each case, applicable to any Company Entity or their respective properties or assets, except for, in the case of the foregoing clauses (ii) – (iv), any matter that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.
(b)    No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing (“Filing”) made to or with, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements under this Agreement or the consummation of the Merger, except for the following:
(i)    (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and (B) any Filing in respect of the Merger under applicable state “blue sky” or similar securities Laws;
(ii)    (A) the filing with the Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the Merger, (B) the expiration or termination of any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement, including the Merger (the “HSR Clearance”) and (C) the other Consents or Filings that are required to be obtained or made under any Antitrust Law in connection with the Merger in any jurisdiction set forth in Section 3.06(b)(ii)(C)(3) of the Company Disclosure Letter (collectively, the “Antitrust Clearances”);
(iii)    the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;
(iv)    compliance with applicable rules and regulations of the NYSE and any other applicable stock exchanges or marketplaces;
(v)    compliance with the applicable requirements under (A) the National Industrial Security Program Operating Manual and supplements, amendments and revisions thereof, (B) Title 22, Section 122.4 of the International Traffic in Arms Regulations, (C) the U.S. Federal Acquisition Regulation together with the Department of Defense Federal Acquisition Regulation Supplement and the other agency acquisition regulations that implement or supplement such regulation;

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(vi)    such other items required solely by reason of the participation and identity of Parent or Merger Sub in the transactions contemplated by this Agreement; and
(vii)    such other Filings or Consents the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, materially interfere with or materially delay the consummation of the Merger.
Section 3.07    Company Reports; Financial Statements.
(a)    The Company has furnished to or filed with the SEC on a timely basis all reports, schedules, registration statements, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since October 3, 2015 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, certifications and schedules and amendments thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed, complied, or if not yet furnished or filed, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes‑Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) and for Company Reports furnished to or filed with the SEC after the date of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Company Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not, and any such registration statement that becomes effective after the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material amendments or modifications to the Company Reports that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. Each of the consolidated financial statements of the Company included in or incorporated by reference into the Company Reports (the “Company Financial Statements”) complied at the time it was filed with (or furnished to) the SEC, or if not yet furnished or filed, will comply at the time of filing as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents, or, in the case of Company Financial Statements, included in or incorporated by reference into the Company Reports furnished or filed after the date of this

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Agreement, will fairly present in all material respects the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to the absence of footnote disclosure and to normal fiscal year‑end adjustments).
(b)    No Company Entity has any material liability, except liabilities: (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of the Company Entities included in the Company Reports filed prior to the date of this Agreement (the “Company Balance Sheet Date”); (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Financial Statements; (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement; or (iv) that were not, and could not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as reflected in the Company Reports, no Company Entity is a party to, nor does it have any obligation or other commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
(c)    The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a‑15(f) or 15d‑15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting, and, to the extent required by applicable Law, presented in any applicable Company Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment. There are no “significant deficiencies” or “material weaknesses” (as defined in Auditing Standard No. 5 of the Public Company Oversight Board, as in effect on the date of this Agreement) in the design or operation of the Company’s internal controls and procedures that have been identified by the Company’s auditors, that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data. To the Knowledge of the Company, since October 3, 2015 to the date of this Agreement, neither the Company nor the Company’s independent registered accountant has identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. Since October 3, 2015, to the Knowledge of the Company, no written complaints from any Governmental Authority regarding a material violation of accounting procedures, internal accounting controls or auditing matters have been received by the Company.
(d)    The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the

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chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.
(e)    As of the date of this Agreement, the SEC has not provided comments to the Company in connection with any Company Report that, to the Knowledge of the Company, remain unresolved.
(f)    The Company is, and since October 3, 2015 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.
(g)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
Section 3.08    Absence of Certain Changes or Events. Since the Company Balance Sheet Date to the date of this Agreement,
(a)    except for this Agreement, the transactions contemplated by this Agreement and the consideration and consummation of other potential strategic transactions as disclosed in Section 3.08 of the Company Disclosure Letter, each Company Entity has conducted its respective businesses in the ordinary course of business consistent with past practice, except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;
(b)    there has not occurred a Company Material Adverse Effect or any Effect that would reasonably be expected to have a Company Material Adverse Effect; and
(c)    no Company Entity has taken any action that would be prohibited by Section 5.01(b)(i), (iv), (viii) or (xii) if taken after the date hereof.
Section 3.09    Taxes.
(a)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i)    each Company Entity has (A) timely filed or caused to be timely filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are complete and correct in all respects and (B) timely paid or caused to be timely paid all Taxes owed by it (whether or not shown to be due on such Tax Returns) other than Taxes

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for which adequate reserves are established in accordance with GAAP in the most recent Company Financial Statements;
(ii)    there is no pending audit with respect to any Tax Return of any Company Entity as of the date of this Agreement;
(iii)    no Company Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, which waiver or extension is still in effect;
(iv)    no Company Entity is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement that is currently in effect, except for such an agreement or arrangement (A) exclusively between or among the Company Entities, (B) entered into in the ordinary course of business consistent with past practice and not primarily related to Taxes or (C) that as of the Closing Date is reasonably expected to terminate without any further payments being required to be made;
(v)    within the two (2) year period ending on the date of this Agreement, no Company Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax‑free treatment under Section 355 of the Code;
(vi)    no Company Entity has received written notice since January 1, 2016, from any Governmental Authority in a jurisdiction in which Company Entities do not file Tax Returns that such Company Entity is subject to taxation by that jurisdiction;
(vii)    the Company has made available to Parent copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the Taxable Years ending after December 31, 2013.
(i)    the most recent Company Financial Statements contained in the Company Reports reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company for all taxable periods through the date of such Financial Statements;
(ii)    no Company Entity has received written notice of any deficiencies for any Tax from any taxing authority against a Company Entity, except for any deficiencies that have been satisfied by payment in full, settled or withdrawn, or for which there are adequate reserves;
(iii)    other than Permitted Liens, there are no Liens for Taxes upon any of the assets of a Company Entity;
(iv)    the Company Entities have complied in all respects with all applicable laws relating to withholding Taxes, and have, within the time and manner prescribed by law, withheld and paid all Taxes required to have been withheld and paid in connection with amounts

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paid or owing to any employee, independent contractor, creditor, stockholder or other third party; and
(v)    no Company Entity is or has been a party to any “listed transaction,” as defined under Treasury Regulation Section 1.6011-4(b)(2).
(b)    Notwithstanding any other representation or warranty in this Article III, (i) except to the extent Section 3.10 relates to Taxes, the representations and warranties in this Section 3.09 are the sole and exclusive representations and warranties of the Company relating to Taxes, and no other representation or warranty of the Company in this Agreement shall be construed to relate to Taxes, and (ii) nothing in this Agreement (including this Section 3.09) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any Company Entity.
Section 3.10    Employee Benefits.
(a)    Section 3.10(a) of the Company Disclosure Letter lists each Company Benefit Plan as of the date of this Agreement.
(b)    With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, complete and accurate copies, as of the date of this Agreement, of: (i) the plan document of such Company Benefit Plan and any amendments thereto; (ii) the most recent Form 5500 (and attached schedules) filed with the IRS; (iii) the most recent financial statements and actuarial valuation reports, if any; (iv) each trust, insurance, annuity or other funding Contract related thereto; (v) the most recent determination or opinion letter, if any, issued by the IRS; and (vi) the most recent summary plan description. To the extent not made available as of the date hereof, no later than thirty (30) days following the execution of this Agreement, the Company shall make available to Parent copies of the foregoing documents, as applicable, with respect to each Company Benefit Plan.
(c)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each U.S. Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and other applicable Laws.
(d)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Claims (other than routine claims for benefits) by, on behalf of any participant in any U.S. Company Benefit Plan or against any such U.S. Company Benefit Plan.
(e)    Each U.S. Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS with respect to its qualified status and, to the Knowledge of the Company, nothing has

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occurred since the date of the most recent such letter that would reasonably be expected to cause the loss of such qualified status of such U.S. Company Benefit Plan.
(f)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or as set forth in Section 3.10(f) of the Company Disclosure Letter, no Company Entity has any liability for providing health, medical, life insurance or other welfare benefits after retirement or other termination of employment, except for health care continuation coverage required to be provided under Section 4980(B)(f) of the Code or similar Law or health care coverage through the end of the calendar month in which a termination of employment occurs (or any other health care coverage period under any applicable Law or collective bargaining agreement).
(g)    Except as set forth in Section 3.10(g) of the Company Disclosure Letter, during the previous six (6) years, neither the Company nor any of its ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a Multiemployer Plan, or (iii) a MEWA.
(h)    Except as provided in Section 2.04 or as set forth in Section 3.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) shall result in (i) the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Benefit Plan, (ii) any material increase in the amount of any compensation or benefits otherwise payable under any Company Benefit Plan, or (iii) any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer or other individual service provider of the Company or any of the Company Subsidiaries.
(i)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) each International Company Benefit Plan has been maintained in compliance with its terms and operated in compliance in all applicable Laws, and (ii) each International Company Benefit Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, there are no pending or threatened Claims (other than routine claims for benefits) in writing by, on behalf of any participant in any International Company Benefit Plan or against any such International Company Benefit Plan. To the Knowledge of the Company, except as set forth in Section 3.10(i) of the Company Disclosure Letter, no International Company Benefit Plan is a defined benefit plan or has any material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or has not been fully accrued in the consolidated financial statements included in the Company Reports.
(j)    Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Company relating to Company Benefit Plans (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of the Company in this Agreement

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shall be construed to relate to Company Benefit Plans (including their compliance with any applicable Law) or ERISA.
Section 3.11    Labor and Employment Matters. Except as set forth in Section 3.11 of the Company Disclosure Letter and except for labor-related Contracts entered into or applicable at the national, industry or sector-level, as of the date of this Agreement, no Company Entity is party to any material collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. To the Knowledge of the Company, except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (a) there are no labor union representation or certification proceedings with respect to employees of any Company Entity pending or threatened in writing to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority; (b) there are no labor union organizing activities with respect to employees of any Company Entity; and (c) there are no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting any Company Entity. To the Knowledge of the Company, in the last three (3) years, (i) no written allegations of sexual harassment or misconduct have been made to the Company against any person who is an officer of the Company in his or her capacity as such and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by any persons described in clause (i).
Section 3.12    Litigation. As of the date of this Agreement, other than workers’ compensation Claims covered by workers’ compensation insurance, there is no Claim before any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against any Company Entity that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no Judgment outstanding against any Company Entity that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.12 does not relate to Taxes, Company Benefit Plans (including their compliance with any applicable Law) or ERISA, Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, or Intellectual Property, which are addressed in Sections 3.09, 3.10, 3.14 and 3.18, respectively.
Section 3.13    Compliance with Applicable Laws; Permits.
(a)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since October 3, 2015, to the Knowledge of the Company, the Company Entities have been and are in compliance with all applicable Laws and all Permits applicable to the businesses of the Company Entities.
(b)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since October 3, 2015 through the date hereof, none of the Company Entities or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written notification from a Governmental Authority asserting that any of the Company Entities is not in compliance with, or is under investigation with respect to any failure to comply with, any applicable Laws or Permits applicable to the businesses of the Company Entities.

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(c)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Entities are in possession of all Permits necessary for the Company Entities to carry on their respective businesses as now being conducted, under and pursuant to applicable Laws, (ii) all such Permits are in full force and effect and (iii) as of the date of this Agreement, to the Knowledge of the Company, no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.
(d)    This Section 3.13 does not relate to Taxes, Company Benefit Plans (including their compliance with any applicable Law) or ERISA, Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, or Intellectual Property, which are addressed in Sections 3.09, 3.10, 3.14 and 3.18, respectively.
Section 3.14    Environmental Matters.
(a)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i)    the Company Entities are in compliance with all applicable Environmental Laws and any Permit issued pursuant to such Environmental Laws (each “Environmental Permit”), and, except for matters that have been fully resolved, as of the date of this Agreement, no Company Entity has received any written communication from a Governmental Authority or other Person that alleges that any Company Entity is in violation of any Environmental Law or any Environmental Permit;
(ii)    there are no Environmental Claims pending against any Company Entity;
(iii)    since October 3, 2015, no Environmental Claims have been threatened in writing or, to the Knowledge of the Company, orally, against any Company Entity; and
(iv)    to the Knowledge of the Company, there are and have been no Releases of Hazardous Materials by any Company Entity at any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by any Company Entity that would reasonably be expected to form the basis of any Environmental Claim against any Company Entity or subject any Company Entity to liability under applicable Environmental Laws.
(b)    Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of the Company in this Agreement shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

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Section 3.15    Contracts.
(a)    Except for this Agreement and as set forth on Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement, no Company Entity is a party to any Contracts (excluding any Leases) that fall within the following categories (collectively, the “Material Contracts”):
(i)    any Contract with a vendor or supplier providing for aggregate payments from the Company and its Subsidiaries of more than $5,000,000 during the fiscal year of the Company ended on or about September 30, 2018;
(ii)    any Contract with a customer providing for aggregate payments to the Company and its Subsidiaries of more than $7,000,000 during the fiscal year of the Company ended on or about September 30, 2018;
(iii)    any Contract that is a joint venture, strategic alliance, partnership, shareholder or similar Contract that is material to the operation of the Company and its Subsidiaries, taken as a whole;
(iv)    is a management or service consulting Contract providing for annual payments of more than $1,000,000;
(v)    any Contract (other than those between or among any of the Company Entities) relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (whether outstanding or as may be incurred) in an amount in excess of $5,000,000;
(vi)    any agreement under which the Company or any of its Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);
(vii)    any Contract with any Governmental Authority providing for aggregate payments to the Company and its Subsidiaries of more than $7,000,000 during the fiscal year of the Company ended on or about September 30, 2018;
(viii)    is a non-competition or non-solicitation Contract or any other Contract that limits, individually or in the aggregate, in any material respect (A) the manner in which, or the localities in which, any business of the Company and its Subsidiaries, taken as a whole, is or could be conducted or (B) the types of businesses that the Company and its Subsidiaries, taken as a whole, conduct;

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(ix)     any Contract relating to the acquisition or disposition of any business, operations or assets (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past two (2) years for aggregate consideration under such Contract in excess of $10,000,000;
(x)    any Contract that contains an inbound license with respect to the Intellectual Property of a third party (for clarity, excluding commercially available software that is available pursuant to “off-the-shelf,” “shrink-wrap” or “click-through” type Contracts for software or software-as-a-service (“Off-the-shelf-Software”))(“IP Contracts”) that is material to the Company and its Subsidiaries, taken as a whole;
(xi)    any Contract that contains an outbound license of Company Owned IP that is material to the Company and its Subsidiaries, taken as a whole;
(xii)    any Contract that is material to the Company and its Subsidiaries, taken as a whole, that provides for “single source” supply to the Company or any of its Subsidiaries;
(xiii)    any Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company or any of its Subsidiaries, taken as a whole;
(xiv)    is a material hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices); or
(xv)    any Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company and its Subsidiaries, taken as a whole, and is required to be filed with the SEC that has not been filed.
(b)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect: (i) each Material Contract is a valid, binding and legally enforceable obligation of each Company Entity party thereto and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions; (ii) to the Knowledge of the Company, each such Material Contract is in full force and effect; and (iii) as of the date of this Agreement, no Company Entity is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clause (i) or clause (ii), with respect to any Material Contract which is expired by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.
Section 3.16    Government Contracts. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 3.16 of the Company Disclosure Letter: (i) each Company Government Contract was legally awarded, is a valid,

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binding and legally enforceable obligation of each Company Entity party thereto, subject in all respects to the Bankruptcy and Equity Exceptions; (ii) to the Knowledge of the Company, each Company Government Contract is in full force and effect; and (iii) no Company Government Contract is currently the subject of bid or award protest proceedings. The Company and its Subsidiaries have complied and are in compliance in all material respects with the terms and conditions of each Company Government Contract as required.
Section 3.17    Real Property.
(a)    Section 3.17 of the Company Disclosure Letter sets forth the material real property owned and leased by the Company Entities. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company Entities (as applicable) have (i) good and valid fee simple title to the material real property owned by a Company Entity as of the date of this Agreement (all real property owned by a Company Entity, the “Owned Real Property”) and (ii) valid leasehold interests in the real property leased, subleased or licensed by a Company Entity pursuant to a Lease (all real property leased, subleased, or licensed by a Company Entity, the “Leased Real Property”), in each case, free and clear of all Liens, except for Permitted Liens.
(b)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, with respect to each parcel of Leased Real Property: (i)  each Lease is legal, valid, binding and enforceable and in full force and effect, subject in all respects to the Bankruptcy and Equity Exceptions; (ii) each Company Entity has valid leasehold, easement or other rights to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its businesses as currently conducted thereon; and (iii) no Company Entity has received a written notice of any default under such Lease which remains uncured.
(c)    The Company Entities have good and marketable title to, or a valid leasehold interest in, all of the material property and assets used in the operation of the Company Entities’ businesses as currently conducted, including all of the material property and assets reflected on the most recent balance sheet of the Company Entities included in the Company Reports or acquired after the date of such balance sheet (subject to any dispositions thereof since the date of such balance sheet in the ordinary course of business), except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. None of such property or assets are subject to any Lien, except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.17(d) of the Company Disclosure Letter. The properties and assets currently owned or leased by the Company Entities are sufficient for the continued conduct of the business of the Company Entities after the Closing in substantially the same manner as

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conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Entities as currently conducted.
(d)    This Section 3.17 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, or Intellectual Property, which are addressed in Section 3.14 and 3.18, respectively.
Section 3.18    Intellectual Property.
(a)    Section 3.18(a)(x) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement of all material: (i) issued patents and patent applications; (ii) trademark, service mark, and domain names registrations and applications; and (iii) copyright registrations, in each case, included in the Company Owned IP as of the date of this Agreement (collectively, the “Registered Company IP”). Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth in Section 3.18(a)(y) of the Company Disclosure Letter, a Company Entity is the sole and exclusive owner of the Registered Company IP, free and clear of all Liens (other than Permitted Liens), each item of Registered Company IP is subsisting, and each item of Registered Company IP (excluding any pending applications) is valid.
(b)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of the Company, the conduct of the businesses of the Company Entities as presently conducted by the Company Entities does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights, and there is no such Claim pending or threatened against any Company Entity and (ii) there are no proceedings or actions pending or, to the Knowledge of the Company, threatened to which any of the Company Entities is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any Company Owned IP or any Intellectual Property used by any Company Entity. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no third party is misappropriating or infringing any Company Owned IP.
(c)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no funding, facilities or resources of any Governmental Authority or university was used in the development of any Intellectual Property that is incorporated into any Company Product, where, as a result of such funding or use of such facilities or resources, any Governmental Authority, university, educational institution or research center has any right, title or interest (including any “march in” rights), whether alone or jointly, in or to any material Company Owned IP.
(d)    The Company Entities have taken commercially reasonable steps to protect the confidentiality of their trade secrets and other confidential information. To the Knowledge of the Company, as of the date of this Agreement, there has been no unauthorized access to or loss, theft or misuse of any material trade secrets or other material confidential information of the Company Entities. Within the two (2) year-period ending on the date of this Agreement, to the Knowledge of the Company,

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there has been no intrusion, unauthorized access or loss of any data, and/or security breaches, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(e)    To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, require the disclosure or delivery to any third party of any material source code owned by Company or any Company Subsidiary.
(f)    To the Knowledge of the Company, no Open Source Software has been incorporated into or combined with any Company Products in such a way that would require Company or any Company Subsidiary to disclose or distribute any material software incorporated into, derived from or distributed with such Open Source Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.
(g)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and each Company Entity owns or has a valid license to use all Intellectual Property necessary for the conduct of its business.
(h)    Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.18 and Section 3.15 (to the extent that it relates to Intellectual Property) are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, and no other representation or warranty of the Company in this Agreement shall be construed to relate thereto.
Section 3.19    Insurance. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, all material casualty, general liability and director and officer insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect, all premiums due with respect to all Insurance Policies have been paid and none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to such obligations under the Insurance Policies or (ii) of cancellation or termination with respect to any Insurance Policies.
Section 3.20    Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article IV, the Company Board has taken all actions necessary or appropriate so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Company Board under Law, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger.
Section 3.21    Brokers’ Fees and Expenses. Except for Goldman Sachs & Co. LLC (“Goldman”) and Evercore Group L.L.C., the fees and expenses of which shall be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or based upon arrangements made by or on behalf of the Company.

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Section 3.22    Opinion of Financial Advisors. The Company Board has received an opinion of Goldman, dated as of October 9, 2018, to the effect that, as of the date of such opinion, and subject to the factors, qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Shares pursuant to the Merger is fair, from a financial point of view, to such holders. The Company will make a true and complete copy of such opinion available to Parent for informational purposes only promptly following the date of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub.
Section 3.23    Affiliate Transactions. No (a) present or former executive officer or director of the Company, (b) beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of 5% or more of the Company Common Stock or (c) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b‑2 and 16a‑1 of the Exchange Act) of any Person described in the foregoing clause (a) or clause (b) is a party to or has engaged in any material transaction, agreement, commitment, arrangement or understanding with any Company Entity since October 3, 2015, excluding any employee, employee benefit, severance or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director the Company, any Company Stock Plan, the Company ESPP or Contract in connection therewith, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or Proxy Statement pertaining to an annual meeting of stockholders that has not been so disclosed.
Section 3.24    Customers and Vendors. None of the ten (10) largest customers (by revenue) of the Company Entities, collectively, for the fiscal year ended September 29, 2017 or the ten (10) largest vendors (by cost) of the Company Entities, collectively, for the fiscal year ended September 29, 2017 has, since September 29, 2017 through the date of this Agreement, terminated, cancelled or materially reduced its business with the Company Entities, as applicable, or to the Knowledge of the Company, indicated in writing an intention to terminate, cancel or materially reduce its business with the Company Entities, as applicable. Lists of the customers and vendors referred to in this Section 3.24 have been made available to Parent prior to the date of this Agreement.
Section 3.25    Product Warranty; Aviation Regulation Compliance. Except as set forth on Section 3.25 of the Company Disclosure Letter, and except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company:
(a)    each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries, since October 3, 2015, has been in substantial conformity with all applicable contractual specifications and all express and implied warranties made by the Company or any of its Subsidiaries (except to the extent non-conformity is not material, consented to by a customer or is being resolved by the Company with the customer in a manner consistent with the course of dealing between the Company and such customer), and neither the Company nor any of its Subsidiaries has any liability for replacement or repair thereof or other damages in connection therewith; and

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(b)    no Company Entity has received any Air Worthiness Directives (as such term is defined in the Federal Aviation Regulations, 14 C.F.R. § 39, as amended) issued by the U.S. Federal Aviation Administration (or, with respect to such issuances by any foreign aviation Governmental Authority, the foreign equivalent thereof) pursuant to which a known safety deficiency was found in any of the products of the Company or any of its Subsidiaries at any time since October 3, 2015, and no such Air Worthiness Directives are pending.
Section 3.26    Foreign Corrupt Practices Act; Anti-Corruption.
(a)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, during the five (5) years prior to the date of this Agreement, to the Knowledge of the Company, none of the Company Entities, nor any director, officer, employee or agent of the Company, has directly or indirectly made, offered to make, attempted to make, promised or authorized giving any money or thing of value, regardless of form, to any Person in violation of the Anti-Corruption Laws.
(b)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, during the five (5) years prior to the date of this Agreement, to the Knowledge of the Company, none of the Company Entities (i) is under investigation for any material violation of the Anti-Corruption Laws or (ii) has received any notice or other communication, in writing, from any Governmental Authority regarding any material violation of, or failure to comply with any Anti-Corruption Laws.
(c)    The Company Entities have established and implemented an adequate system or systems of internal controls and procedures reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.
(d)    The Company Entities have maintained books and records that accurately reflect the transactions and assets of their business in all material respects.
Section 3.27    Customs & International Trade Laws; Sanctions.
(a)    Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) during the five (5) years prior to the date of this Agreement, to the Knowledge of the Company, the Company Entities and their respective officers and directors have been in compliance with all applicable Customs & International Trade Laws and Sanctions, and (ii) as of the date of this Agreement, there are no unresolved formal claims concerning the liability of any of the Company Entities under such Laws.
(b)    To the Knowledge of the Company, none of the Company Entities, nor any director, officer, or employee or agent of the Company is a Sanctioned Person.
Section 3.28    Disclosure. None of the information with respect to the Company or any of its Subsidiaries included or incorporated by reference in the Proxy Statement will, at the date it is first mailed

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to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub, any of their respective Affiliates, or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.
Section 3.29    No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company specifically acknowledges and agrees that none of Parent, Merger Sub or any of their respective Affiliates, Representatives or equity holders makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III, the Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) the Company Entities or any of their respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including information with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company Entities, as well as any other business plan and cost‑related plan information of the Company Entities), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, Merger Sub or any of their respective Affiliates or its Representatives, in each case, whether made by the Company, the Company Entities or any of their respective Affiliates, Representatives or equity holders or any other Person (this clause (ii), collectively, “Projections”) and (b) all liability and responsibility for any such other representation or warranty or any Projection.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (x) as set forth in the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since October 3, 2015 (including all exhibits, financial statements, schedules and amendments thereto and all information incorporated therein by reference) publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any risk factor or forward‑looking disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward‑looking statements” disclaimer or other statements that are similarly nonspecific or predictive, cautionary or forward‑looking) or (y) as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this

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Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.01    Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, if such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite corporate or other organizational, as the case may be, power and authority to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.02    Authority; Execution and Delivery; Enforceability.
(a)    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its respective covenants and agreements under this Agreement and thereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement has been and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other legal entity action on the part of each of Parent and Merger Sub and no other corporate or other legal entity proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger and any other documents as required by the DGCL). Such actions and proceedings have not been amended or withdrawn as of the date of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.
(b)    Each of Parent Board and Merger Sub Board have adopted the Parent Actions and the Merger Sub Actions, respectively, at a meeting duly called at which a quorum of Parent Board and Merger Sub Board, respectively, was present. Such resolutions have not been amended or withdrawn as of the date of this Agreement.
Section 4.03    No Vote Required. Assuming the accuracy of the representations and warranties in Section 3.03 and compliance by the Company with Section 5.01(b)(v), no vote or consent of the holders of any capital stock of, or other equity voting interest in, Parent is required in connection with the consummation of the transactions contemplated by this Agreement.

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Section 4.04    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) conflict with, result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or any material Permit applicable to the businesses of Parent and its Subsidiaries, (iii) subject to obtaining the Consents referred to in Section 4.04(b) and making the Filings referred to in Section 4.04(b) and any applicable waiting periods referred to therein have expired, conflict with, or result in any violation of any provision of, any Judgment or Law or (iv) result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, in each case, applicable to Parent or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) – (iv), any matter that would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    No Consent of or from, or Filing made to or with, any Governmental Authority, is required to be obtained or made by Parent or any Subsidiary of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement and, in the case of Parent, their performance of their covenants and agreements under this Agreement, or the consummation of the Merger, except for the following:
(i)    (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and (B) any Filing in respect of the Merger under applicable state “blue sky” or similar securities Laws;
(ii)    (A) the filing with the Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the Merger, (B) the HSR Clearance, (C) the Antitrust Clearances;
(iii)    the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;

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(iv)    compliance with applicable rules and regulations of the NYSE and any other applicable stock exchanges or marketplaces;
(v)    the Filing with the French Ministre de l’Economie and the French Foreign Investment Clearance required to be made and received under the French Foreign Investment Laws; and
(vi)    such other Filings and Consents the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.05    Litigation. There is no Claim before any Governmental Authority pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any asset or property of Parent or Merger Sub that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or Merger Sub that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.06    Compliance with Applicable Laws. Except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, since October 3, 2015 through the date hereof, Parent and Merger Sub are in compliance with all applicable Laws and material Permits applicable to the businesses of Parent and Parent’s Subsidiaries.
Section 4.07    Financing.
(a)    Assuming (i) the accuracy of the representations and warranties of the Company in this Agreement, (ii) compliance by the Company with the covenants contained in this Agreement required to be performed and complied with by it, and (iii) that the Financing is funded in accordance with the Commitment Letter, Parent currently has, or will have on or prior to the Closing Date (and will make available to Merger Sub in a timely manner), available funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) in an amount sufficient to consummate the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration and aggregate amounts payable to holders of Company Options, Company RSUs and Company PSUs, and to pay all related fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation.
(b)    Parent has delivered to the Company true, complete and accurate fully executed copies of (a) a debt commitment letter (including all exhibits, schedules and annexes thereto, the “Commitment Letter”), dated as of the date hereof, between the Commitment Parties, on the one hand and Parent, on the other hand, pursuant to which and subject to the terms and conditions thereof, the Initial Lenders (as defined in the Commitment Letter) have committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”) for the purpose of funding the transactions contemplated by this Agreement and for the other purposes set forth therein, and (b) the related fee letter (the “Fee Letter,” and collectively with the Commitment Letter, the “Debt Letters”)

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redacted in a customary manner solely with respect to the fee amounts, pricing caps and other economic terms (including economic “flex” provisions), which redacted information does not adversely affect the amount, availability, or conditionality of the funding of the Financing. As of the date hereof, (i) the Commitment Letter and the commitments contained in the Commitment Letter have not been terminated, withdrawn, repudiated, rescinded, amended, restated, supplemented or otherwise modified in any respect and (ii) to the Knowledge of Parent, no such termination, withdrawal, repudiation, rescission, amendment, restatement, modification or waiver is contemplated (other than any such amendment, modification, or restatement solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Commitment Letter as of the date hereof) (provided that the existence or exercise of “flex” provisions contained in the Fee Letter shall not be deemed to constitute an amendment or modification of the Commitment Letter or the commitments). As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject in each case to the Bankruptcy and Equity Exceptions. There are no conditions precedent or contingencies directly or indirectly related to the funding of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. At the Closing, Parent and Merger Sub will have sufficient funds to pay all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration, and all fees, costs and expenses to be paid in connection therewith, including such fees, costs and expenses relating to the Financing. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would (i) constitute a breach or default on the part of Parent under the Commitment Letter or, to Knowledge of Parent, any other party to the Commitment Letter, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Commitment Letter, (iii) make any of the assumptions or any of the statements, representations and warranties set forth in the Commitment Letter inaccurate in any material respect, or (iv) to the Knowledge of Parent, otherwise result in any portion of the Financing to be unavailable. As of the date of this Agreement, there are no side letters or other agreements, or Contracts related to the funding of the Financing other than as expressly set forth in the Commitment Letter and other than customary fee credit letters, none of which affect conditionality, the amount of the Financing or could reasonably be expected to delay Closing. Parent has paid in full any and all commitment fees and other fees required to be paid on or prior to the date hereof under the terms of the Commitment Letter and will pay all other commitment fees and other fees as required to be paid under the terms of the Commitment Letter upon the Closing. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained in this Agreement, and compliance by the Company with the covenants contained in this Agreement required to be performed and complied with by it, as of the Closing Date, Parent has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Letters) that any of the conditions to the Financing contemplated by the Commitment Letter will not be satisfied on a timely basis (taking into account the anticipated timing of the Closing) or that the full amount of the Financing contemplated by the Commitment Letter will not be made available on or prior to the Closing Date.
Section 4.08    Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.08 of the Parent Disclosure Letter, the fees and expenses of which shall be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial

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advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Subsidiaries. No such fees and expenses will be required to be paid by the Company.
Section 4.09    Merger Sub. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not owned any assets, engaged in any business activities or conducted any operations, and shall not at any time prior to the Effective Time own any assets, engage in any business activities or conduct any operations, in each case, other than in connection with the Merger and the other transactions contemplated by this Agreement.
Section 4.10    Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective directors, officers or Affiliates (a) “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any Company Shares or any other Equity Securities or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the last three (3) years. There are no voting trusts or other agreements or understandings to which Parent or Merger Sub or any Person controlling or controlled by Parent or Merger Sub is a party, with respect to the voting of the Company Common Stock.
Section 4.11    Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.12    No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article III, each of Parent and Merger Sub (a) (i) specifically acknowledges and agrees that neither the Company, the Company Entities nor any of their respective Affiliates, Representatives or equity holders nor any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Company Entities or their respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and (ii) hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Projection, (b) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at

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common law or by statute) or in equity) against (i) the Company in connection with accuracy, completeness or materiality of any Projection and (ii) any Affiliate of the Company or the Company’s or any such Affiliate’s respective Representatives or equity holders, and hereby specifically acknowledges and agrees that such Affiliate of the Company or the Company’s or any such Affiliate’s respective Representatives or equity holders shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement, including (A) for any alleged nondisclosure or misrepresentations made by any such Person or (B) in connection with accuracy, completeness or materiality of any Projection. Each of Parent and Merger Sub acknowledges and agrees that (1) it has conducted to its satisfaction its own independent investigation of the transactions contemplated by this Agreement (including with respect to the Company Entities and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement, has relied solely on the results of such independent investigation and the representations and warranties expressly set forth in Article III, respectively, and (2) except for the representations and warranties expressly set forth in Article III, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or equity holders or any other Person, including any Projection or with respect to the Company Entities or any of their respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Projection, in determining to enter into this Agreement and proceed with the Merger or the other transactions contemplated by this Agreement.
ARTICLE V

COVENANTS
Section 5.01    Conduct of Business.
(a)    Conduct of Business by the Company. Except (x) for matters set forth in Section 5.01(a) of the Company Disclosure Letter or for matters required by a Governmental Authority or by applicable Law or a collective bargaining agreement or as otherwise expressly permitted, contemplated or required by this Agreement, or (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with the terms hereof, the Company shall, and shall cause each Company Subsidiary to, conduct its businesses in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to (i) preserve intact its present business organizations, goodwill and ongoing businesses and (ii) preserve its present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Authorities and other Persons with whom it and they have material business relations; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 5.01(b) shall constitute a breach under this Section 5.01(a) unless such action or failure to take action would constitute a breach of Section 5.01(b).

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(b)    Certain Prohibited Actions. Without limiting the generality of Section 5.01(a), except (x) for matters set forth in Section 5.01(b) of the Company Disclosure Letter or as otherwise expressly permitted or expressly contemplated or required by this Agreement, or for matters required by a Governmental Authority or by applicable Law, or (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, and shall cause each Company Subsidiary to not, do any of the following:
(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its Equity Securities, except for dividends and distributions by a direct or indirect Company Subsidiary to the Company or another Company Subsidiary;
(ii)    amend any of its Organizational Documents as in effect on the date hereof, except as may be required by Law;
(iii)    except for a transaction by a wholly owned Company Subsidiary that remains a wholly owned Company Subsidiary after consummation of such transaction, split, combine, consolidate, subdivide, reclassify or otherwise amend the terms of any of its Equity Securities or securities convertible into or exchangeable or exercisable for Equity Securities, or, except as permitted by Section 5.01(b)(v), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Securities;
(iv)    repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of any Company Entity convertible into or exchangeable or exercisable for Equity Securities of any Company Entity, or any warrants, calls, options or other rights to acquire any such Equity Securities, except for (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options outstanding as of the date of this Agreement in order to pay the exercise price thereof, (B) the withholding of Company Shares to satisfy Tax obligations with respect to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement and (C) the acquisition by the Company of Company Equity Awards outstanding as of the date of this Agreement in connection with the forfeiture of such awards, with respect to clauses (A), (B) and (C), in each case, in accordance with the terms of the applicable Company Equity Award in effect as of the date of this Agreement;
(v)    issue, deliver, sell, transfer, grant, pledge or otherwise dispose of, encumber or subject to any Lien (except Permitted Liens) any Equity Securities, in each case, except for the issuance or grant of (A) Company Equity Awards pursuant to its customary annual grant cycle for the Company’s 2019 fiscal year or in the ordinary course of business consistent with past practice or (B) Company Shares pursuant to the exercise of Company Options or the settlement of Company PSUs and Company RSUs, in each case, outstanding as of the date of this Agreement;

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(vi)    except as required by the terms of any Company Benefit Plan in effect on the date of this Agreement or any collective bargaining agreement:
(A)    other than grants of Company Equity Awards as provided in Section 5.01(b)(v) and merit‑ or promotion‑based increases in base salary or wage rate or target incentive cash compensation in the ordinary course of business, increase the compensation or benefits payable or to become payable to any employee of the Company or any Company Subsidiary with annual base salary of $200,000 or more as of the date hereof (it being understood that payment of bonuses and other incentive compensation pursuant to the terms of Company Benefit Plans existing on the date of this Agreement shall not be considered to be an increase in compensation or benefits payable);
(B)    other than in the ordinary course of business consistent with past practice, establish, adopt, enter into, materially amend, or terminate any Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date of this Agreement);
(C)    amend or terminate the ESPP or the Company ShareSave Plan, other than as provided by Section 2.04(e);
(D)    take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan; or
(A)    other than in the ordinary course of business, hire or promote any person for employment with the Company or any Company Subsidiary with annual base salary of $200,000 or more as of the date hereof (provided, that the Company and the Company Subsidiaries may hire any person for employment (including by means of internal promotion) to fill any currently existing position with annual base salary of $200,000 or more that is vacant as of the date of this Agreement or that becomes vacant after the date of this Agreement);
provided, that any Company Entity may adopt or amend any Company Benefit Plan in the ordinary course of business, consistent with past practice, if the cost, individually or in the aggregate, to the Company and the Company Subsidiaries of providing benefits thereunder is not materially increased;
(vii)    make or implement any material change in financial accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Authority (including the SEC or the Public Company Accounting Oversight Board);
(viii)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any

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mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) transactions solely between the Company and wholly owned Company Subsidiaries or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (C) with respect to this clause (y) only, capital expenditures permitted by Section 5.01(b)(xiii);
(ix)    sell, lease, transfer, exchange, swap or otherwise dispose of, or subject to any Lien any of its assets, securities, properties, interests or businesses (excluding any Intellectual Property) (in each case, except Permitted Liens), other than (A) pursuant to existing contracts or commitments (B) transfers among the Company Entities, (C) sales, leases, or dispositions of assets (but not businesses or properties) in the ordinary course of business consistent with past practice, including the factoring of receivables in the ordinary course of business consistent with past practice;
(x)    cancel, dedicate to the public, disclaim, forfeit, reexamine or abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Intellectual Property rights;
(xi)    redeem, prepay, repurchase, defease, discharge or satisfy, or modify in any material respects the terms of, any Indebtedness (other than Indebtedness incurred by the Company Entities and owed to the Company or any wholly owned Company Subsidiary) or (ii) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;

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(xii)    incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for: (A) Indebtedness as reasonably necessary to finance any capital expenditures permitted under Section 5.01(b)(xiii); (B) guarantees by the Company of existing Indebtedness of any Company Subsidiary; (C) Indebtedness solely between the Company Entities; (D) borrowings under the existing facilities set forth on Section 5.01(b)(xii) of the Company Disclosure Letter in the ordinary course of business; (E) loans, advances and extensions of credit in the ordinary course of business and in a manner consistent with past practice to customers and vendors;
(xiii)    make (or commit to make) any capital expenditure, except for capital expenditures (A) in the ordinary course of business, (B) in accordance with the schedule set forth in Section 5.01(b)(xiii) of the Company Disclosure Letter or (C) with respect to any capital expenditure not addressed by the foregoing clause (A) or clause (B), not to exceed $2,000,000 in the aggregate in any calendar quarter;
(xiv)    other than in the ordinary course of business consistent with past practice, enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or modify or amend in any material respect, or terminate or waive any material right under, any Material Contract or any Contract relating to material Owned Real Property or Leased Real Property, except for any modification, amendment, termination, waiver or release in the ordinary course of business or pursuant to the stated expiration of the term thereof;
(xv)    abandon, encumber, assign, exclusively license or grant any right or other licenses to material Company Owned IP, or enter into Contracts that impose material restrictions upon the Company or any of its Affiliates with respect to Intellectual Property rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice, including non-exclusive licenses to customers, suppliers or service providers, and cross-licenses to resolve litigation;
(xvi)    modify, extend or enter into any material collective bargaining agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement;
(xvii)    recommend, propose or announce an intention to adopt or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, other than transactions solely between the Company and any direct or indirect wholly owned Company Subsidiary or solely between direct or indirect wholly owned Company Subsidiaries;
(xviii)    waive, release, assign, settle or compromise any material Claim against any Company Entity, except for waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Company Entities, or any of their officers or directors in their capacity as such, that

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does not exceed (I) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) or (II) $3,000,000 in the aggregate or (B) does not impose any injunctive relief on any of the Company Entities or otherwise encumber or restrict their operations, (C) does not include any admission of guilt or wrongdoing by any of the Company Entities and (D) if related to material Intellectual Property of any of the Company Entities, such compromise or settlement is made in the ordinary course of business consistent with past practice and does not contain any admission of invalidity of any such material Intellectual Property or of the validity or infringement of any Intellectual Property of another Person that is material to the products or services of any of the Company Entities;
(xix)    cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business, consistent with past practice, or fail to use commercially reasonable efforts to maintain in effect the existing material insurance policies covering the Company Entities and their respective properties, assets and businesses;
(xx)    (i) other than in the ordinary course of business consistent with past practice, file any Tax Return, make, change or revoke any material Tax election or change any material method of Tax accounting; (ii) file any material amendment to a material Tax Return; (iii) settle or compromise any audit or proceeding with respect to Tax matters in an amount in excess of $1,000,000 individually or $3,000,000 in the aggregate; (iv) other than in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to U.S. federal Taxes or material state, local or non-U.S. Taxes; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material amount of Tax or request any Tax ruling, (provided that any closing agreement settling an audit or proceeding that is otherwise permitted under clause (iii) hereof shall not be prohibited by this clause (v)); or (vi) surrender any right to claim a material Tax refund;

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(xxi)    adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;
(xxii)    make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice, (C) loans, advances and extensions of credit in the ordinary course of business and in a manner consistent with past practice to customers and vendors and (D) pursuant to mandatory capital contribution obligations of any investment fund or joint venture entity to which the Company or any of the Company Subsidiaries are parties as of the date hereof (which Contracts providing for such mandatory contribution have been made available to Parent prior to the date hereof), so long as neither the Company nor any Company Subsidiary nor any of their respective Representatives have caused or directed such mandatory capital contribution;
(xxiii)    other than in the ordinary course of business consistent with past practice, voluntarily terminate, materially modify or waive in any material respect any material right under any material Permit of any Company Entity;
(xxiv)    enter into any material new line of business;
(xxv)    (A) modify, supplement or amend in any material respect any Contract described in Section 5.01(b)(xxv) of the Company Disclosure Letter, or (B) enter into any Material Contract that restricts or limits aftermarket access or aftermarket pricing during any period after June 30, 2020; or
(xxvi)    enter into any Contract or otherwise agree to do, or authorize the taking of, any of the foregoing.
(c)    No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that (i) nothing in this Agreement, including Section 5.01(a) and Section 5.01(b), is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of any Company Entity prior to the Effective Time, and (ii) prior to the Effective Time, subject to the terms and conditions of this Agreement, the Company shall exercise complete control and supervision over the Company Entities’ respective operations.
(d)    Conduct of Business by Parent and Merger Sub. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.01, each of Parent and Merger Sub shall not take any actions or omit to take any actions that would be reasonably likely to prevent or delay in any material respect the

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ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.
Section 5.02    No Solicitation by the Company; Company Board Recommendation.
(a)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.01, except as otherwise provided in this Section 5.02, the Company shall not, and shall cause the Company Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its or their respective Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage, or facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated by this Agreement, (ii) participate in any discussions or negotiations with any Person (except for the Company Subsidiaries and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, (iii) waive, terminate, modify or release any Person (other than Parent, Merger Sub and their respective Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation (provided that the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required under this subclause (iii) if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that such action or inaction would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law) or (iv) subject to Section 7.01(c)(i), enter into any Company Acquisition Agreement; provided, however, that (A) solely ministerial acts, such as answering unsolicited phone calls, shall not be deemed to “facilitate” for purposes of, or otherwise to constitute a breach of, this Section 5.02(a) and (B) the Company and its Representatives shall be permitted to contact the Person who has made such Company Takeover Proposal solely to clarify the terms of such Company Takeover Proposal so that the Company Board may inform itself about such Company Takeover Proposal. The Company shall, and shall cause the Company Subsidiaries to, and shall direct, and use its reasonable best efforts to cause, its and their respective Representatives to, immediately cease all existing solicitations, discussions or negotiations with any Person (except for the Company Subsidiaries and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) conducted prior to the date of this Agreement with respect to any Company Takeover Proposal, request in writing the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in response to the receipt of a bona fide written Company Takeover Proposal made after the date of this Agreement that the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that (x) such Company Takeover Proposal, inquiry or proposal either constitutes a Superior Company Proposal or would reasonably be expected to result in a Superior Company Proposal and (y) the failure to take the actions described in clauses (A) and (B) below would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Company Takeover Proposal, inquiry or

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proposal was made after the date of this Agreement and did not otherwise result from a material breach of this Section 5.02, the Company and its Representatives may (A) furnish information with respect to the Company Entities to the Person making such Company Takeover Proposal (and such Person’s Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person(s)), if prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement that includes terms that are no less restrictive of such Person than the terms contained in the Confidentiality Agreement; and (B) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms and such Company Acquisition Agreement with the Person making such Company Takeover Proposal (and such Person’s Representatives).
(b)    Except as set forth in Section 5.02(a), Section 5.02(c), Section 5.02(d) and Section 5.02(f), the Company Board shall not: (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent or Merger Sub, propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent or Merger Sub, or fail to make when required pursuant to this Agreement, the Company Board Recommendation; (ii) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Company Takeover Proposal; (iii) fail to include the Company Board Recommendation in the Proxy Statement; or (iv) except as set forth in Section 5.02(a), Section 5.02(c) and Section 5.02(f), including any confidentiality agreement contemplated by Section 5.02(a), authorize, permit, approve, recommend or declare advisable, or propose publicly to authorize, permit, approve, recommend or declare advisable, or cause or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement or delay in any material respects or fail to consummate the transactions contemplated hereby (each, a “Company Acquisition Agreement”) (any action in the foregoing clauses (i) through (iv) being referred to as a “Company Adverse Recommendation Change”).

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(c)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in response to the Company’s receipt of a Superior Company Proposal, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(c)(i), in each case, if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that the failure to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.01(c)(i), as applicable, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such a Company Adverse Recommendation Change or so terminate this Agreement pursuant to Section 7.01(c)(i) unless: (i) the Company Board has delivered to Parent, at least (3) Business Days in advance, prior written notice that the Company Board is prepared to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.01(c)(i) (a “Recommendation Change Notice”), which Recommendation Change Notice shall, (A) attach the most current draft of any proposed Company Acquisition Agreement with respect to such Superior Company Proposal and (B) include a summary of the material terms and conditions of such Superior Company Proposal; and (ii) if requested by Parent, during the three (3) Business Day period after delivery of the Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement committed to in writing by Parent and the Company represents that the Company Board shall take into account any such revisions; provided, however, that, if any material revisions are made to any such Superior Company Proposal, the Company shall notify Parent of such revisions in writing and, if requested by Parent, during the three (3) Business Day period after delivery of such notice, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement committed to in writing by Parent and the Company represents that the Company Board shall take into account any such revisions.
(d)    Notwithstanding anything to the contrary in this Agreement, and other than in connection with a Superior Company Proposal, at any time prior to receipt of the Company Stockholder Approval, in response to a Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, of the Company Board’s intention to make such Company Adverse Recommendation Change and the reasons therefor; and provided, further, that the Company represents that the Company Board shall take into account any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by Parent in response to such prior written notice or otherwise, and during such three (3) Business Day period the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by Parent. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 7.01, the Company shall hold the Company Stockholders Meeting

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in accordance with Section 5.04 for purposes of obtaining the Company Stockholders Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation.
(e)    The Company shall (i) reasonably promptly (but in no event more than twenty-four (24) hours) following receipt of any Company Takeover Proposal, notify Parent in writing of such Company Takeover Proposal and, in the case of any such notice to Parent as to receipt of a Company Takeover Proposal, set forth the material terms and conditions of such Company Takeover Proposal and the identity of the Person making any such Company Takeover Proposal and (ii) thereafter promptly keep Parent fully informed on a current basis of any material change to the terms and status of any such Company Takeover Proposal. Without limiting the generality of clause (ii) of the preceding sentence, the Company shall provide to Parent as soon as reasonably practicable after receipt or delivery thereof (and in any event within twenty-four (24) hours of receipt or delivery) copies of any written Company Takeover Proposal (including draft agreements or term sheets) received by the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary from the Person making a Company Takeover Proposal (or such Person’s Representatives) and of all written non-public material provided by the Company or any Company Subsidiary to the Person making a Company Takeover Proposal (or to such Person’s Representatives) that was not previously provided to Parent and is related to such Company Takeover Proposal or is being provided pursuant to the confidentiality agreement executed by the Company and such Person. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that prohibits the Company from complying with its obligations under this Agreement, including providing such information to Parent.
(f)    Nothing in this Section 5.02 shall prohibit the Company from (i) complying with Rule 14d‑9 and Rule 14e‑2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company Stockholders if, in the good‑faith judgment of the Company Board (after consultation with the Company’s outside legal counsel) failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or any other disclosure that relates to the approval, recommendation or declaration of advisability by the Company Board with respect to a Company Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company, in connection with such disclosure, publicly states that the Company Board expressly rejects the applicable Company Takeover Proposal or expressly reaffirms the Company Board Recommendation.
(g)    For purposes of this Agreement:
(i)    “Company Takeover Proposal” means any proposal, offer or indication of interest (whether or not in writing) from any Person, with respect to any (A) merger, consolidation, share exchange, other business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company, pursuant to which any such Person (including such Person’s or resulting company’s direct or indirect stockholders) would

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own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company, (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets (including equity securities of any Company Subsidiary) of the Company Entities representing twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company Entities, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company, (D) transaction (including any tender offer or exchange offer) in which any Person (or the stockholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, any class of capital stock or other equity interests of the Company representing twenty percent (20%) or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).
(ii)    “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided, that, for purposes of this definition, references in the definition of Company Takeover Proposal to “twenty percent (20%)” shall be deemed references to “fifty percent (50%)”), which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, and taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal and such other factors that are deemed relevant by the Company Board, is (A) more favorable to the Company Stockholders than the Merger and the other transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.02(c))) and (B) reasonably capable of being completed in a reasonable timeframe.
(iii)    “Company Intervening Event” means any Effect that occurs after the date of this Agreement that prior to the date of this Agreement was neither known nor reasonably foreseeable and that the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) would reasonably be expected to materially adversely affect the expected benefits of the Merger to the Company Stockholders from a financial point of view; provided, however, that in no event shall a Company Intervening Event arise from (A) the receipt, existence of or terms of any Company Takeover Proposal or any inquiry relating thereto or the consequences thereof or (B) any Effect or Effects that has or have a material adverse effect on the assets, business, results of operations or financial condition of the Company Entities, taken as a whole, unless such Effect or Effects has or have had or would reasonably be expected to have a Company Material Adverse Effect.

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(h)    For purposes of this Section 5.02, (i) the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act, other than, with respect to Parent, Company or any Company Subsidiary, and (ii) references to the “Company Board” shall mean the Company Board or, to the extent applicable, an authorized committee thereof.
Section 5.03    Access to Information; Confidentiality.
(a)    Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, (x) provide Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance written notice, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, to the Company Entities’ properties, books and records, Contracts, and personnel, in each case for any reasonable business purpose (including transition and integration planning) related to the consummation of the transactions contemplated by this Agreement and (y) furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, Contracts and personnel as Parent may reasonably request (including information for the purpose of transition and integration planning); provided, however, that: (i) any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the applicable Company Entity and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company Entities; (ii) the Company may withhold from Parent or its Representatives any document or information (A) that the Company reasonably believes, after consultation with outside counsel, is subject to the terms of a confidentiality agreement with a third party or a Contract restricting such access (provided, that the Company shall use its commercially reasonable efforts to obtain the consent of the third party or implement appropriate procedures to enable the disclosure of such information), (B) is subject to any attorney-client or other legal privilege (provided, that the Company, upon the written request of Parent, shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (C) is commercially sensitive (as determined in the Company’s reasonable discretion) or (D) the access to which by Parent or its Representatives would violate any applicable Law (provided, that the Company, upon the reasonable written request of Parent, shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate applicable Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 5.03 to the extent such access or information is reasonably pertinent to a litigation where the Company or any Company Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. No investigation or access permitted pursuant to this Section 5.03 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, except as may be required by Law, each Party shall (and shall cause its Representatives to) use reasonable best efforts to cooperate in planning the restructuring and integration of the Company Entities and their respective businesses, on the one hand, with Parent and its Subsidiaries and their respective businesses, on the other hand.

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(b)    Each of Parent and Merger Sub agrees that it shall not, and shall cause its respective Subsidiaries, and shall direct and use its reasonable best efforts to cause its Representatives not to, prior to the Effective Time, use any Confidential Information (as defined in the Confidentiality Agreement) obtained pursuant to this Section 5.03 for any competitive or other purpose unrelated to the consummation of the Merger.
(c)    All documents and information exchanged pursuant to this Section 5.03 shall be subject to the letter agreement, dated as of July 9, 2018, between the Company and Parent (the “Confidentiality Agreement”), as if each of Parent and Merger Sub were subject to the obligations under the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the Parties hereby agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.
Section 5.04    Preparation of Proxy Statement; Company Stockholders Meeting
(a)    As promptly as reasonably practicable after the date of this Agreement, the Company (with Parent’s reasonable cooperation and in consultation with Parent) shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the Company Stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement (or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement) to the Company and provide such other assistance as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.
(b)    If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either (1) comments from the SEC on the preliminary Proxy Statement or (2) notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders as soon as reasonably practicable (and in no event later than seven (7) Business Days) after the expiration of such waiting period. To the extent permitted by applicable Law, the Parties shall promptly notify each other after the receipt of any comments from the SEC or any other Governmental Authority with respect to, or any request from the SEC or any other Governmental Authority for amendments or supplements to, the Proxy Statement and shall provide each other with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC or any other government officials, on the other hand. Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC. If the Company receives either (1) comments from the SEC on the preliminary Proxy Statement or (2) notice from the SEC that it will review the preliminary Proxy Statement, then, in either

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case, (A) each of the Company and Parent shall use its reasonable best efforts (i) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (ii) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement and (B) the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable (and in no event later than seven (7) Business Days) after the SEC advises the Company that the SEC has no further comments on the Proxy Statement. Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall include the Company Board Recommendation in the Proxy Statement filed in preliminary form and in the Proxy Statement filed in definitive form.
(c)    Notwithstanding anything to the contrary herein, prior to filing the preliminary Proxy Statement with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to Company Stockholders, to the extent permitted by applicable Law, the Company shall provide Parent with an opportunity to review and comment on such document or response and consider in good faith and incorporate Parent’s reasonable comments thereon.
(d)    If, prior to the Effective Time, any event occurs with respect to Parent or any Affiliate of Parent or any Company Entity, or any change occurs with respect to other information supplied by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the party that discovers such information shall promptly notify the other parties hereto of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company Stockholders. Nothing in this Section 5.04(d) shall limit the obligations of any Party under Section 5.04(a).
(e)    Subject to the earlier termination of this Agreement in accordance with Section 7.01, the Company, in reasonable consultation with Parent, shall, as promptly as reasonably practicable after the resolution of any comments of the SEC with respect to the preliminary Proxy Statement (or confirmation of no comment to, or further review of, the preliminary Proxy Statement by the SEC), establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and any advisory approval regarding merger-related compensation, and unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to (i) solicit proxies from the Company Stockholders in favor of adoption of this Agreement and (ii) otherwise obtain the Company Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company shall not postpone

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or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided that, if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting, including due to the absence of a quorum, then on no more than two (2) occasions (for each of the Company and Parent) and prior to the vote by the Company Stockholders contemplated by the Proxy Statement, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders Meeting for the purpose of soliciting additional votes in favor of this Agreement and the transactions contemplated hereby, including the Merger; provided, further, that no such adjournment or postponement shall delay the Company Stockholders Meeting by more than seven (7) days from the prior-scheduled date or to a date following the End Date. Notwithstanding the foregoing, in consultation with Parent, the Company may postpone or adjourn the Company Stockholders Meeting to the extent necessary to allow reasonable additional time for (1) the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is required under applicable Law and (2) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting or if and to the extent the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law, order or request from the SEC. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been validly terminated pursuant to Section 7.01, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholders Meeting and shall not submit any Company Takeover Proposal for approval by the Company Stockholders.
Section 5.05    Further Actions; Regulatory Approvals; Required Actions.
(a)    Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VI to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable, including (i) making and cooperating with all necessary Filings with Governmental Authorities, (ii) requesting early termination of the waiting period under the HSR Act applicable to the Merger and obtaining the HSR Clearance, the Antitrust Clearances, the French Foreign Investment Clearance and all other Consents of Governmental Authorities that are necessary to consummate the Merger as promptly as reasonably practicable and (iii) executing and delivering any additional instruments that are necessary to consummate the Merger. Parent shall be responsible for one hundred percent (100%) of any filing fees associated with any Filings or Consents contemplated by this Section 5.05.
(b)    In connection with and without limiting the generality of Section 5.05(a), each of Parent and the Company shall:
(i)    file or cause to be filed with the U.S. Department of Justice and the Federal Trade Commission, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement and, in any event, no later than ten (10) Business

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Days after the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act relating to the Merger;
(ii)    make or cause to be made, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement, all other necessary, proper or advisable Filings under any Antitrust Law, including, with respect to Parent, the Filing required to be made by it with the French Ministre de l’Economie under the French Foreign Investment Laws;
(iii)    make or cause to be made, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement, all other necessary Filings with other Governmental Authorities relating to the Merger;
(iv)    furnish to the other all assistance, cooperation and information reasonably required for any Filing and in order to achieve the effects set forth in this Section 5.05;
(v)    unless prohibited by applicable Law or by a Governmental Authority, give the other reasonable prior notice of any Filing and, to the extent reasonably practicable, of any communication with any Governmental Authority relating to the Merger (including with respect to any of the actions referred to in this Section 5.05(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;
(vi)    respond as promptly as practicable to any inquiries or requests received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act) and not (A) agree to extend any waiting period or agree to refile under any Antitrust Laws (except with the prior written consent of the other Party) or (B) enter into any agreement with any Governmental Authority agreeing not to consummate the Merger or the other transactions contemplated by this Agreement (except with the prior written consent of the other Party); and
(vii)    unless prohibited by applicable Law or a Governmental Authority, (A) not participate in or attend any meeting or conference (whether in person, via telephone or otherwise) with any Governmental Authority in respect of the Merger without offering, in the case of the Company, Parent and Merger Sub, or, in the case of Parent or Merger Sub, the Company, the option to participate in or attend the meeting (to the extent permitted by such Governmental Authority), (B) keep, in the case of the Company, Parent and Merger Sub, or, in the case of Parent or Merger Sub, the Company, apprised with respect to any meeting or conversation with any Governmental Authority in respect of the Merger, (C) cooperate in the filing of any substantive memoranda, white papers, Filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and

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(D) furnish, in the case of the Company, Parent and Merger Sub, or, in the case of Parent or Merger Sub, the Company, with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement or the Merger; provided, however, that the Parties shall be permitted to reasonably designate material provided to the other party as “Outside Counsel Only Material.” Such material or information shall be given only to the outside counsel or consultants of the recipient Party and will not be disclosed by such outside counsel or consultants to employees, officers or directors of the recipient Party without the advance written notice of the Party providing such materials. The Parties shall be permitted to reasonably redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains (i) commercially sensitive information, (ii) references concerning the valuation of the Company and the Merger, (iii) references to personally sensitive information, or (iv) legally privileged information, or to comply with applicable Law.
(viii)    Without limiting the foregoing or any of the other provisions of this Section 5.05, the Parties agree that it is Parent’s sole right to devise and control the strategy for filings, notifications, submissions, and communications with or to any Governmental Authority.
For the avoidance of doubt, this Section 5.05(b) shall not apply with respect to Tax matters.
(c)    Parent shall not, and shall cause its Subsidiaries not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), in each case, that could reasonably be expected to adversely affect obtaining or making any Consent or Filing contemplated by this Section 5.05 or the timely receipt thereof. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 5.05, Parent shall take all reasonable actions necessary, proper or advisable to avoid or eliminate each and every impediment that may be asserted by a Governmental Authority with respect to the Merger, including pursuant to any Antitrust Law, so as to enable the Closing to occur as soon as reasonably possible (and in each case, sufficiently before the End Date in order to allow Closing by the End Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its or the Company’s assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition, in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated hereby as soon as practicable; (ii) agreeing to any limitation on the conduct of Parent or its Subsidiaries (including, after the Closing, the Surviving Corporation and the Company Subsidiaries); and (iii) agreeing to take any other action or make any other commitment as may be required by a Governmental Authority in order to effect each of the following: (A) obtaining the HSR Clearance and any other Consent of a Governmental Authority under any Antitrust

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Law that is required to consummate the Merger, in each case, as promptly as practicable and in any event before the End Date; (B) obtaining the French Foreign Investment Clearance; (C) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing on or before the End Date; (D) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing (such actions in clauses (i) through (iii) “Antitrust Actions”); provided, however, that (x) any such Antitrust Actions are conditioned upon the closing of the Merger and become effective only from and after the Effective Time and (y) notwithstanding any provision of this Agreement, Parent shall not be required to propose, negotiate, commit to, effect and agree to Antitrust Actions relating to the businesses, assets, properties, product lines, equity interests, relationships, ventures, contractual rights, or obligations of Parent and its Subsidiaries (including, prior to the Closing, the Company and its Subsidiaries, and following the Closing, the Surviving Corporation and its Subsidiaries) that, directly or indirectly, generated in the aggregate EBITDA not in excess of $90,000,000 during the 12 calendar months ended September 30, 2018. The Parties agree that for the purposes of this Section 5.05(c), “EBITDA” means EBITDA as calculated by Parent in a manner consistent with the methodology utilized in the earnings releases Parent has publicly filed with the SEC. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Subsidiaries to) propose, negotiate, effect or agree to any Antitrust Action without the prior written consent of Parent. For the avoidance of doubt, Antitrust Actions does not include a requirement for Parent to, in case any civil, criminal or administrative action, suit, litigation, arbitration, proceeding is instituted (or threatened to be instituted) challenging the consummation of the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, take any action to avoid the entry of, or to have vacated, lifted, reversed or overturned any order that would restrain, prevent or delay the Closing on or before the End Date, including no requirement to defend through litigation on the merits.
(d)    Parent and Merger Sub shall promptly notify the Company, and the Company shall promptly notify Parent, of (i) any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger and (ii) any material written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement.
Section 5.06    Transaction Litigation. The Company shall promptly notify Parent of any stockholder litigation arising from this Agreement or the Merger that is brought against the Company, any of its Subsidiaries or any of their Representatives, including members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed (on a prompt and timely basis) regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) with respect to all liabilities, causes of action and claims arising out of,

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or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries).
Section 5.07    Section 16 Matters. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who shall be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b‑3 promulgated under the Exchange Act.
Section 5.08    Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change, a Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing or (b) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents (in each case under this clause (b) to the extent such disclosure is still accurate), the Parties shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such written public statement prior to such consultation , except as such first Party reasonably concludes (after consultation with the Company’s outside legal counsel) is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial joint press release to be issued with respect to this Agreement shall be in a form agreed to by the Parties. Nothing in this Section 5.08 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.
Section 5.09    Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 5.05(a) and Article VII, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.
Section 5.10    Indemnification, Exculpation and Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company Entities as provided in their respective Organizational Documents and any indemnification or other similar agreements of any Company Entity, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, following the Effective Time, and Parent shall, following the Effective Time, cause the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder. For a period of six (6) years from and after the Effective Time, Parent

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shall not permit any such indemnification, advancement of expenses or exculpation provision to be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of the Company Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law. Without limiting the foregoing, for a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Company Entity and the heirs and personal representatives of each of the foregoing (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of any Company Entity, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.
(b)    In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.
(c)    For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors, officers, employees and agents who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”) and, if Parent or the Surviving Corporation is unable to obtain the insurance required by this Section 5.10(c), Parent or the Surviving Corporation shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, obtain and fully pay for a non-cancellable “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time

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for a period of not less than six (6) years after the Closing Date; provided, that in no event shall the cost of any such tail insurance in respect of any one (1) policy year exceed the Maximum Amount. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(d)    The provisions of this Section 5.10 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs, successors, assigns and representatives, all of which, are express third‑party beneficiaries of this Section 5.10 and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise including under the Organizational Documents. Unless required by applicable Law, this Section 5.10 may not be amended, altered or repealed in such a manner as to adversely affect the rights of any Company Indemnified Party or any of their successors, assigns or heirs without the prior written consent of the affected Company Indemnified Party.
(e)    From and after the Effective Time, Parent shall guarantee the prompt payment and performance of the obligations of the Surviving Corporation and the Company Subsidiaries under this Section 5.10.
Section 5.11    Employee Matters.
(a)    From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to assume, honor and fulfill all of the obligations under Company Benefit Plans, other than any equity based Company Benefit Plans, in accordance with their terms.
(b)    Except where applicable Law, any Company Benefit Plan or a collective bargaining agreement requires more favorable treatment, during the period commencing at the Effective Time and ending on the first (1st) anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation or any Subsidiary of Parent to, provide each employee of any Company Entity who continues to be employed by the Surviving Corporation, Parent or any of their Subsidiaries as of the Effective Time (each “Continuing Company Personnel”) with (i) at least the same level of base salary or hourly wage rate, as the case may be, that was provided to each such Continuing Company Personnel immediately prior to the Effective Time, (ii) target incentive compensation opportunities (including annual cash performance bonus), other than any equity-based incentive opportunities, that are no less favorable than those in effect with respect to each such Continuing Company Personnel immediately prior to the Effective Time, (iii) severance pay and benefits to any such Continuing Company Personnel who incurs a “qualifying termination” at any time during the one-year period following the Effective Time at levels that are no less favorable than the levels of such severance pay and benefits as in effect under the applicable Company Benefit Plans immediately prior to the Effective Time (where, for such purpose, “qualifying termination” shall mean any termination of employment that would have resulted in severance pay or benefits under such Company Benefit Plan or applicable Law if such termination had occurred immediately prior to the Effective Time), and (iv) other compensation and employee benefits (other than equity based opportunities and benefits) which are no less favorable in the aggregate

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(including with respect to the proportion of employee cost) to the compensation and employee benefits provided to such Continuing Company Personnel immediately prior to the Effective Time.
(c)    From and after the Effective Time, Parent will, or will cause the Surviving Corporation or any Subsidiary of Parent to, cause any employee benefit plans in which any Continuing Company Personnel is eligible to participate following the Effective Time (collectively, the “Post-Closing Plans”) to recognize for all purposes, including eligibility, vesting, level of benefits, any waiting period and benefit accrual thereunder, service with the Company and Company Subsidiaries and their respective predecessor entities, in each case, to the same extent such service was recognized under a comparable Company Benefit Plan prior to the Effective Time (except to the extent it would result in a duplication of benefits with respect to the same period of service).
(d)    With respect to any Post-Closing Plan that is a health or welfare benefit plan which replaces coverage under a comparable Company Benefit Plan in which such Continuing Company Personnel participated immediately prior to the Effective Time, Parent will, or will cause the Surviving Corporation or any Subsidiary of Parent to, (i) waive all limitations as to preexisting condition exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Company Personnel to the extent waived or satisfied under the comparable Company Benefit Plan in which such Continuing Company Personnel participated immediately prior to the Effective Time, (ii) provide that Continuing Company Personnel will be immediately eligible to participate in any such Post-Closing Plan, without any waiting period, to the extent such Continuing Company Personnel was eligible to participate in the comparable Company Benefit Plan immediately prior to the Effective Time, and (iii) credit each Continuing Company Personnel for any applicable amounts paid or eligible expenses incurred (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) by such Continuing Company Personnel (and his or her covered dependents) under the terms of the Company Benefit Plan toward satisfying any applicable deductible, co-payment or out-of-pocket requirements under the applicable Post-Closing Plan that replaces such Company Benefit Plan for the plan year in which the Effective Time occurs.
(e)    Promptly following the Effective Time, Parent shall establish an annual incentive plan or plans for the remainder of the year in which the Effective Time occurs, which annual incentive plans shall provide Continuing Company Personnel with a bonus opportunity at least equal to that provided under the applicable annual incentive plan or program maintained by any Company Entity in which such Continuing Company Personnel participated immediately prior to the Effective Time, other than any equity-based incentive plans or programs, pro‑rated for the remainder of such year.
(f)    The Company shall, and shall cause the Company Subsidiaries to, and Parent and Merger Sub shall, and shall cause their Affiliates to, cooperate fully in satisfying all legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees of the Company or any of the Company Subsidiaries, or any labor or trade union, labor organization, works council or any other employee representative or employee representative body, which is representing any employee of the Company or any of the Company Subsidiaries, in connection with the transactions contemplated by this Agreement.

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(g)    Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.11 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith, shall be regarded for any purpose as a third‑party beneficiary of this Agreement or have the right to enforce the provisions of this Agreement including in respect of continued employment (or resumed employment). Nothing in this Agreement shall be deemed to limit the right of Parent, Surviving Corporation or any subsidiary thereof to terminate the employment of any Continuing Company Personnel or alter the at‑will employment relationship of any Company Personnel.
Section 5.12    Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger or the other transactions contemplated by this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations pursuant to this Agreement. Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub under this Agreement. Parent agrees that any breach by Merger Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent.
Section 5.13    Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the applicable rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.14    Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement (including the Merger), each of the Parties and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.
Section 5.15    Financing.
(a)    Parent shall use, and shall cause its Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing or any Substitute Financing on the terms and conditions (including any “flex” provisions) no less favorable to Parent than those contained in the Commitment Letter on or prior to the Closing, including using its reasonable best efforts to (i) (A) maintain in effect the Commitment Letter (subject to the right of Parent to replace, restate, supplement, modify, assign,

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substitute or amend the Commitment Letter in accordance herewith) and comply with all of its obligations thereunder, (B) negotiate, enter into and deliver definitive agreements with respect to the Financing reflecting the terms and conditions contained in the Commitment Letter or on such other terms that are no less favorable to Parent and its Subsidiaries than those contained in the Commitment Letter, so that such agreements are in effect no later than the Closing and (C) execute and deliver such other documents and instruments as may be reasonably required under the Commitment Letter and (ii) satisfy, or cause their Representatives to satisfy, (or obtain a waiver of), on a timely basis (taking into account the anticipated timing of the Closing), all the conditions to the Financing and the definitive agreements related thereto that are applicable to Parent and its Affiliates and within their respective control.
(b)    In the event that all conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent and its Affiliates shall use its reasonable best efforts to (i) cause the Financing Parties to fund on the Closing Date the full amount of the Financing necessary for Parent to consummate the transactions contemplated by this Agreement and (ii) enforce its rights under the Commitment Letter.
(c)    Upon the written request of the Company, Parent shall provide the Company an update as to the status of Parent’s efforts to obtain the Financing and to satisfy the conditions thereof. Without limiting the foregoing, Parent shall notify the Company promptly (and in any event within two (2) Business Days) if at any time prior to the Closing Date:
(i)    Parent obtains Knowledge that the Commitment Letter expires or is terminated, withdrawn, repudiated or rescinded for any reason (or if any Person attempts or purports to terminate, withdraw, repudiate or rescind the Commitment Letter, whether or not such attempted or purported termination, withdrawal, repudiation or rescission is valid);
(ii)    Parent obtains Knowledge of any breach or default or any written threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing;
(iii)    Parent receives any written communication from any Person with respect to any (A) actual, potential or threatened breach, default, termination, withdrawal, repudiation or rescission by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing or (B) dispute or disagreement between or among any parties to the Commitment Letter (other than customary negotiations);
(iv)    Any Financing Party refuses to provide or expresses in writing an intent to refuse to provide all or any portion of the Financing contemplated by the Commitment Letter on the terms set forth therein (or expresses in writing) that such Person does not intend to enter into all or any portion of the definitive documentation related to the Financing or to consummate the transactions contemplated thereby; or

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(v)    Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing necessary to consummate the transactions contemplated by this Agreement on the terms (including any “flex” provisions) no less favorable to Parent than those contained in the Commitment Letter and conditions, in the manner or from the sources contemplated by any of the Debt Letters or the definitive documents related to the Financing.
(d)    As soon as reasonably practicable (but in any event within two (2) Business Days after the date the Company delivers to Parent a written request therefor), Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in Sections 5.15(c)(i) through 5.15(c)(iv).
(e)    Parent shall not amend, modify, supplement, replace or agree to any waiver under the Commitment Letter (it being understood that the exercise of any “market flex” provisions contained in the Fee Letter shall be deemed not to be an amendment, modification or waiver) without the prior written approval of the Company if such amendment, modification, supplement, replacement or waiver to be made to any provision of or remedy under the Commitment Letter would (i) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) such that Parent would not or does not have sufficient cash to make the payments necessary under this Agreement, (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or (iii) otherwise expand, amend, modify or waive any provision of the Commitment Letter in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of all or any portion of the Financing (or satisfaction of the conditions to the Financing) necessary to consummate the transactions contemplated by this Agreement on the Closing Date, (B) adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto or (C) adversely impact the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby; provided that Parent may amend, supplement or modify the Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities). In the event that new commitment letters or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 5.15(e), Parent shall promptly deliver to the Company a true, complete and accurate copy thereof (and in the case of the Fee Letter, redacted in a manner consistent with Section 4.07). For purposes of this Agreement, the terms “Commitment Letter,” “Debt Letters” and “Fee Letter” shall include and mean such documents as amended, supplemented, modified, waived or replaced in compliance with this Section 5.15(e), and references to “Financing” shall include and mean the financing contemplated by the Commitment Letter as so amended, supplemented, modified, waived or replaced, as applicable.
(f)    If the funds with respect to all or any portion of the Financing expire or are terminated, withdrawn, repudiated or rescinded for any reason or otherwise become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Commitment Letter (other than as a result of the Company’s failure to satisfy the conditions set forth in Section 6.02), Parent shall, and shall cause its Affiliates to (i) promptly (and in any event, within two (2)

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Business Days) notify the Company in writing thereof and the reasons therefor, (ii) as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date), use its reasonable best efforts to arrange and obtain, at its sole expense, substitute financing sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”); provided, that (x) Parent shall not be required to arrange or obtain any Substitute Financing having terms and conditions less favorable to Parent and its Affiliates in any material respect (as reasonably determined by Parent) than the terms and conditions (including “market flex” provisions) contained in the Debt Commitment Letter and the Fee Letter delivered on the date hereof and (y) any such Substitute Financing shall not, without the prior written consent of the Company, (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), (B) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions to the Financing or (C) otherwise expand, amend or modify any provision of the Commitment Letter in a manner that in any such case would reasonably be expected to (1) delay or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on or prior to Closing, (2) adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto or (3) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. If Substitute Financing is obtained, Parent shall use its reasonable best efforts to obtain a new commitment letter (including any associated engagement letter and fee letter) that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in the case of the fee letters, redacted in a manner consistent with Section 4.06. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and each commitment letter for such Substitute Financing shall be deemed a “Commitment Letter” for all purposes of this Agreement.
(g)    Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Commitment Letter.
(h)    Parent acknowledges and agrees that the Company, the Company Subsidiaries, and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 5.16, other than such expenses or matters subject to reimbursement or indemnity by the Company under this Agreement.
(i)    Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s, Merger Sub’s nor any of their respective Affiliates’ obligations hereunder are conditioned in any manner upon Parent, Merger Sub or any of their respective Affiliates obtaining the Financing, any Substitute Financing or any other financing.
Section 5.16    Financing Cooperation.

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(a)    From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 7.01), subject to the limitations set forth in this Section 5.16, and unless otherwise agreed by Parent, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to cooperate with Parent as reasonably requested by Parent in connection with Parent’s arrangement of the Financing at Parent’s sole cost and expense. Such cooperation will include using reasonable best efforts to:
(i)    make appropriate officers reasonably available, with appropriate advance notice and at times and locations reasonably acceptable to the Company, for direct contact with the Financing Parties, including participation in a reasonable number of bank meetings, one-on-one meetings, presentations, rating agency presentations and due diligence sessions with proposed lenders, lead arrangers, initial purchasers, placement agents, underwriters or other agents, lenders or investors for the Financing;
(ii)    ensure that any syndication efforts with respect to the Financing benefit from the existing lending and investment banking relationships of the Company;
(iii)    provide reasonable assistance with the preparation of customary materials for lender and investor presentations, confidential information memoranda and similar customary documents as may be reasonably requested by Parent or any Financing Party, in each case, with respect to information relating to the Company and its Subsidiaries in connection with customary marketing efforts of Parent for all or any portion of the Financing;
(iv)    furnish Parent and the Financing Parties with (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years that have ended on or after September 28, 2018 and at least sixty (60) days prior to the Effective Time (the “Annual Financial Statements”); (B) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income and cash flows of the Company as of the end of and for each quarterly period that has ended after the most recent Annual Financial Statements and at least forty (40) days prior to the Effective Time and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (A) and (B), prepared in all material respects in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-03(e), 3-09, 3-10 and 3-16 of Regulation S-X and segment reporting); and (C) all other business and other information regarding the Company and the Company Subsidiaries reasonably requested by Parent and customary in connection with the Financing as is necessary for Parent to prepare pro forma

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financial statements of Parent of the nature required pursuant to paragraph 4 of Exhibit B to the Commitment Letter;
(v)    furnish Parent and the Financing Parties with copies of such customary historical financial data with respect to the Company and its Subsidiaries which is prepared by the Company in the ordinary course of business as is reasonably requested by Parent or any Financing Party and is customarily required for the arrangement and syndication of debt financings similar to the Financing committed pursuant to the Debt Letters;
(vi)    assist with the preparation of appropriate and customary materials relating to the Company and its Subsidiaries for rating agency presentations and similar documents reasonably required in connection with the Financing, in each case, with respect to information relating to the Company and its Subsidiaries;
(vii)    at least four (4) Business Days prior to the Closing, provide all information reasonably requested by Parent or Merger Sub and the Financing Parties regarding the Company and its Subsidiaries under applicable “know your customer,” anti‑money laundering rules and regulations and the USA PATRIOT Act of 2001 and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act, as published May 11, 2016 and effective May 11, 2018, and as amended, from time to time, in each case, requested in writing at least nine (9) days prior to the Closing Date;
(viii)    provide customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Parties for the Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company and its Subsidiaries or its or their securities;
(ix)    assist with the preparation of any pledge and security documents as may be reasonably requested by Parent or Merger Sub; provided, that no obligation of the Company or any Company Subsidiary under any such document or agreement shall be effective until the Closing;
(x)    facilitate the pledging of collateral owned by the Company and its Subsidiaries as reasonably requested by Parent; provided, that no pledge shall be effective until the Closing;

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(xi)    assist with the preparation of customary pay-off documents or other definitive termination or release documents with respect to the Existing Credit Agreement as may be reasonably requested by Parent or Merger Sub; provided, that no obligation of the Company or any Company Subsidiary under any such document or agreement shall be effective until the Closing; and
(xii)    on or prior to the Closing, at the written request of Parent, the Company shall (i) furnish the trustee under the Indenture, dated April 8, 2015 (the “Indenture”), relating to TA Mfg Limited’s 3.625% Senior Notes due 2023 (the “Notes”), a notice of redemption in form and substance reasonably satisfactory to Parent and in compliance with the Indenture (the “Notice of Redemption”) for any and all of the outstanding Notes, and (ii) take all other actions, other than the payment or deposit of amounts required to redeem the Notes (except to the extent such amounts have been provided by Parent or Merger Sub to the Company at the Closing), and prepare and deliver all other documents as may be reasonably necessary to cause the redemption of all outstanding Notes at the Closing; provided, however, that such notice shall not be required to be issued by the Company prior to the Closing unless (A) the redemption provided for in such notice is conditioned on the occurrence of the Closing and (B) arrangements satisfactory to the Company have been made that require Parent or Merger Sub to deposit with the trustee under the Indenture all funds required by the Indenture by the time required by the Indenture in order to complete the redemption of the Notes at the Closing. Upon delivery of the Notice of Redemption to the trustee under the Indenture, the Company shall provide to Parent a true and correct copy of the Notice of Redemption;
provided, that nothing in this Agreement shall require the Company to cause the delivery of (A) legal opinions or reliance letters, (B) any financial information in a form not customarily prepared by the Company with respect to such period or (C) any financial information with respect to a fiscal period that has not yet ended or has ended less than forty (40) days prior to the date of such request (or, in the case of Annual Financial Statements, sixty (60) days prior to such request).
(b)    Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.16), (i) nothing in this Agreement (including this Section 5.16) shall require any such cooperation to the extent that it would: (A) require the Company or any Company Subsidiary to pay any commitment or other fees, reimburse any expenses or otherwise incur any actual or potential liabilities or give any indemnities prior to the Closing (in each case, to the extent not subject to the reimbursement or indemnity obligations of the Parent hereunder); (B) unreasonably interfere with the ongoing business or operations of any Company Entity; (C) require any Company Entity to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (in each case, other than customary authorization letters), (D) require the Company, any of the Company Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing prior to the Closing; (E) require any action that would conflict with or violate the Organizational Documents of any Company Entity or any Laws, orders or the contracts governing the existing Indebtedness of any Company Entity or result in the contravention of, or that would reasonably be

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expected to result in a violation or breach of, or default under, any contract to which any Company Entity is a party; (F) cause any representation or warranty or covenant in this Agreement to be breached by the Company or any of its Subsidiaries; (G) cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in personal liability to such director, officer, employee or stockholder; (H) provide access to or disclose information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries; or (I) prepare separate financial statements for any Company Subsidiary or change any fiscal period or prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice; and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument related to the Financing shall be effective until the Closing (in each case, other than customary authorization letters referred to in Section 5.16(a)(viii)).
(c)    Parent shall (i) promptly upon request by the Company, reimburse (or cause to be reimbursed) the Company for all of its reasonable and documented out-of-pocket fees and expenses (including fees and expenses of counsel and accountants) (but, for the sake of clarity, excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company, any of the Company Subsidiaries, any of its or their Representatives in connection with any cooperation contemplated by this Section 5.16 and (ii) indemnify and hold harmless the Company, the Company Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, reasonable cost (including reasonable cost of investigation), reasonable expense (including reasonable fees and expenses of counsel and accountants) or reasonable settlement payment incurred as a result of, or in connection with, such cooperation or the Financing and any information used in connection therewith, and such Representatives shall be third party beneficiaries of this Section 5.16, in each case of the foregoing clause (ii), except (A) with respect to any historical information prepared by, and provided in writing by, the Company or any of its Subsidiaries expressly for use in connection with the Financing or (B) to the extent a court of competent jurisdiction has determined in a final, non-appealable judgment that any such claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax or cost has arisen from the gross negligence or willful misconduct of the Company or the Company Subsidiaries. All non-public or other confidential information provided by the Company and its Affiliates and Representatives to Parent and its Affiliates pursuant to this Section 5.16 shall be kept confidential in accordance with Section 5.03.
(d)    The Company hereby consents to the reasonable use prior to the Closing of all of their and their Affiliates logos, names and trademarks in connection with the syndication of the Financing; provided that such logos, names and trademarks shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or its reputation or goodwill.
Section 5.17    Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time, and the Company

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shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company Subsidiaries with those Persons designated by Parent.
Section 5.18    Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.01, unless prohibited by applicable Law each Party shall promptly notify the other Party of any material change, effect, development or any event that would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger or any other transactions contemplated by this Agreement not to be satisfied. Any such notice pursuant to this Section 5.18 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article VI have been satisfied or give rise to any right of termination set forth in Section 7.01.
ARTICLE VI

CONDITIONS PRECEDENT
Section 6.01    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Closing of the following conditions:
(a)    the Company shall have obtained the Company Stockholder Approval;
(b)    the HSR Clearance and the Antitrust Clearances shall have been obtained;
(c)    the French Foreign Investment Clearance shall have been obtained and shall be in full force and effect; and
(d)    no Governmental Authority of competent jurisdiction shall have issued or entered any judgement after the date of this Agreement, and no Law shall have been issued, enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement (a “Legal Restraint”); provided, that a Party may not assert its right to not consummate the transaction contemplated by this Agreement pursuant to this Section 6.01(d) if such Party shall have initiated or caused such Legal Restraint or if such Legal Restraint is the result of a failure of such Party to comply with its covenants and agreements under this Agreement.
Section 6.02    Conditions to Parent and Merger Sub’s Obligation to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:
(a)    each of the representations and warranties of the Company (i) contained in Section 3.03(a), Section 3.03(b) and Section 3.08(b) shall be true and correct in all respects (other than, in the case of Section 3.03(a) and Section 3.03(b), with respect to the Company and the securities thereof or

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equity interests therein, de minimus inaccuracies) as of the date hereof and as of the Closing Date as through made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 3.20, Section 3.21, Section 3.22 and Section 3.23 shall be true and correct in all material respects, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than those referred to in clauses (i) and (ii) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)    the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date;
(c)    since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing; and
(d)    Parent shall have received a certificate signed by a senior executive officer of the Company and dated as of the Closing Date certifying the satisfaction by the Company of the conditions set forth in the foregoing clauses (a), (b) and (c).
Section 6.03    Conditions to Company’s Obligation to Effect the Closing. The obligation of the Company to effect the Closing is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:
(a)    each of the representations and warranties of Parent and Merger Sub (i) contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.08 shall be true and correct in all material respects, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (ii) contained in this Agreement (other than those referred to in clause (i) above), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failure of such

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representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;
(b)    Parent and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date; and
(c)    the Company shall have received a certificate signed by a senior executive officer of Parent and dated as of the Closing Date certifying the satisfaction by Parent of the conditions set forth in the foregoing clauses (a) and (b).
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
Section 7.01    Termination Rights; Termination Procedure.
(a)    Termination by Mutual Agreement. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained, by mutual written agreement.
(b)    Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), if:
(i)    the Merger shall not have been consummated at or before 5:00 p.m. Eastern time on the date that is one (1) year after the date of this Agreement (the “End Date”); provided that if, on the End Date, any of the conditions to Closing set forth in Sections 6.01(b), 6.01(c) and 6.01(d) (in the case of Section 6.01(d), to the extent any such Legal Restraint is in respect of an Antitrust Law or French Foreign Investment Law) shall not have been fulfilled but all other conditions to Closing either have been fulfilled or would be fulfilled if the Closing were to occur on such date, then the End Date shall automatically, without any action on the part of the parties hereto, be extended to the date that is fifteen (15) months after the date of this Agreement; provided, further, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.01(b)(i) if such Party (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements under this Agreement and such breach has caused or resulted in the failure of the Closing to occur by 5:00 p.m. Eastern time on the End Date;
(ii)    the conditions set forth in Section 6.01(d) are not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.01(b)(ii) if such Party (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements under this Agreement and such breach has caused or resulted in the

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conditions set forth in Section 6.01(d) not to have been satisfied at or prior to 5:00 p.m. Eastern time on the End Date; or
(iii)    the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.
(c)    Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted):
(i)    at any time prior to receipt of the Company Stockholder Approval, in order to effect a Company Adverse Recommendation Change and substantially concurrently enter into a definitive, written Contract providing for a Superior Company Proposal; provided, that (i) the Company has complied in all material respects with its obligations under Section 5.02 with respect to such Superior Company Proposal and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee pursuant to Section 7.03; or
(ii)    if Parent or Merger Sub materially breaches any of its respective covenants, agreements, representations or warranties in this Agreement, which breach (A) would reasonably be expected to prevent the satisfaction of any condition set forth in Section 6.03(a) or Section 6.03(b) and (B) either (1) is not reasonably capable of being cured by Parent or Merger Sub by the End Date or (2) if reasonably capable of being cured by Parent or Merger Sub by the End Date, the Company has delivered to Parent written notice of such breach and such breach is not cured by Parent or Merger Sub, as applicable, by the earlier of (x) the End Date and (y) the date that is thirty (30) days after delivery of such notice; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.01(c)(ii) if the Company is then in material breach of any of its covenants, agreements, representations or warranties in this Agreement, in each case, such that any condition set forth in Section 6.02(a) or Section 6.02(b), as applicable, could not then be satisfied.
(d)    Termination by Parent. Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted):
(i)    at any time prior to the receipt of the Company Stockholder Approval, if (A) the Company Board (or an authorized committee thereof) makes a Company Adverse Recommendation Change, (B) the Company is in material breach of Section 5.02 and such breach is not cured by the Company by the date that is five (5) Business Days after delivery of notice thereof by Parent to the Company or (C) the Company has failed to include the Company Board Recommendation in the Proxy Statement; or

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(ii)    if the Company materially breaches any of its respective covenants, agreements, representations or warranties in this Agreement, which breach (A) would reasonably be expected to prevent the satisfaction of any condition set forth in Section 6.02(a) or Section 6.02(b) and (B) either (1) is not reasonably capable of being cured by the Company by the End Date or (2) if reasonably capable of being cured by the Company by the End Date, Parent has delivered to the Company written notice of such breach and such breach is not cured by the Company by the earlier of (x) the End Date and (y) the date that is thirty (30) days after delivery of such notice; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.01(d)(ii) if Parent is then in material breach of any of its covenants, agreements, representations or warranties in this Agreement, in each case, such that any condition set forth in Section 6.03(a) or Section 6.03(b), as applicable, could not then be satisfied.
(e)    Termination Procedure. This Agreement may be terminated only pursuant to Sections 7.01(a) through 7.01(d). Termination of this Agreement shall not require the approval of the Company Stockholders. In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 8.02, specifying the provision of this Agreement pursuant to which such termination is effected.
Section 7.02    Effect of Termination. If this Agreement is validly terminated as provided in Section 7.01, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Company or Parent (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (a) Section 5.09, Section 5.16(c), this Section 7.02, Section 7.03, and Article VIII, which provisions shall survive such termination, and (b) the liability of any Party (whether or not the terminating Party) for any fraud or Intentional Breach of this Agreement prior to such termination, which liabilities shall survive the termination of this Agreement. For purposes of this Agreement, “Intentional Breach” means a material breach of this Agreement that is a consequence of an act or omission by the breaching Party with the knowledge or intent that the taking of, or the omission of taking, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement. For the avoidance of doubt, notwithstanding anything in the foregoing to the contrary, the agreements of the parties contained in the Confidentiality Agreement shall survive the termination of this Agreement (in the case of the Confidentiality Agreement, subject to the terms thereof).
Section 7.03    Termination Fees.
(a)    If this Agreement is validly terminated by:
(i)    The Company pursuant to Section 7.01(c)(i);
(ii)     Parent pursuant to Section 7.01(d)(i);

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(iii)     Parent, if (A) after the execution of this Agreement and prior to such termination, a Company Takeover Proposal shall have been publicly disclosed (whether by the Company or a third party) or otherwise made known to the Company Board and not withdrawn (publicly, if publicly disclosed), (B) Parent terminates this Agreement pursuant to (x) Section 7.01(d)(ii) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements of the Company under this Agreement following the making of such Company Takeover Proposal, and (C) within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Takeover Proposal or a Company Takeover Proposal shall have been consummated (provided that for purposes of this Section 7.03(a)(iv), the references to “twenty percent (20%)” in the definition of Company Takeover Proposal shall be deemed to be references to “fifty percent (50%)”);
(iv)    Either Parent or the Company pursuant to Section 7.01(b)(i) and in any such case of this Section 7.03(a)(iv), (A) after the execution of this Agreement and prior to such termination, a Company Takeover Proposal shall have been publicly disclosed (whether by the Company or a third party) or otherwise made known to the Company Board and not withdrawn (publicly, if publicly disclosed) and (B) within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Takeover Proposal or a Company Takeover Proposal shall have been consummated (provided that for purposes of this Section 7.03(a)(iv), the references to “twenty percent (20%)” in the definition of Company Takeover Proposal shall be deemed to be references to “fifty percent (50%)”); or
(v)    Either Parent or the Company pursuant to Section 7.01(b)(iii) and in any such case of this Section 7.03(a)(v), (A) after the execution of this Agreement and prior to such termination, a Company Takeover Proposal shall have been publicly disclosed (whether by the Company or a third party) or otherwise made known to the Company Board and not withdrawn (publicly, if publicly disclosed) and (B) within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Takeover Proposal or a Company Takeover Proposal shall have been consummated (provided that for purposes of this Section 7.03(a)(v), the references to “twenty percent (20%)” in the definition of Company Takeover Proposal shall be deemed to be references to “fifty percent (50%)”);
then, in any such case, the Company shall pay to Parent a fee of $128,855,000 in cash (the “Company Termination Fee”).
(b)    All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, (i) in the case of Section 7.03(a)(i) above, immediately prior to or substantially concurrently with such termination, (ii) in the case of Section 7.03(a)(ii) above, promptly, but in no event later than five (5) Business Days after the date of such termination, and (iii) in the case of Section 7.03(a)(iii), Section 7.03(a)(iv), or Section 7.03(a)(v)

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above, on the earlier to occur of (x) the date of entry of a definitive agreement and (y) the date on which a Company Takeover Proposal is consummated.
(c)    The provisions of this Section 7.03 are an integral part of the transactions contemplated by this Agreement and, without such provisions, the Parties would not have entered into this Agreement; accordingly, if the Company fails to promptly pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in this Section 7.03 or any portion thereof, the Company shall pay or cause to be paid to Parent its reasonable, documented out‑of‑pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate published by The Wall Street Journal in effect on the date such payment was required to be made through the date of payment, or such lesser rate as is the maximum permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that:
(i)    If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 7.03(a), upon payment of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee and such costs and expenses by the Company shall be Parent’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent, Parent’s Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated by this Agreement (and the termination thereof) or any matter forming the basis for such termination, and Parent and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); and
(ii)    In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

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(d)    Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
ARTICLE VIII

GENERAL PROVISIONS
Section 8.01    Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. The Parties acknowledge and agree that (i) none of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, Claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.
Section 8.02    Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) on the date sent if sent by email (provided, however, that notice given by email shall not be effective unless a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.02) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Parties pursuant to this provision):
To Parent or Merger Sub:
TransDigm Group Incorporated
1301 East Ninth Street, Suite 3000
Cleveland, Ohio 44114
Attention:    W. Nicholas Howley, Executive Chairman; Kevin Stein, President and Chief Executive Officer; Halle Fine Terrion, General Counsel and Chief Compliance Officer
Email:        hterrion@transdigm.com

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with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    David A. Katz
Email:        DAKatz@wlrk.com
and
Baker & Hostetler LLP
Key Tower, 127 Public Square
Suite 2000
Cleveland, OH 44114
Attention:    John M. Gherlein
Email:        jgherlein@bakerlaw.com
To the Company:
Esterline Technologies Corporation
500 108th Avenue NE – Suite 1500
Bellevue, WA 98004
Attention:    Donald E. Walther
Email:        Don.Walther@esterline.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention:    Brian J. McCarthy
Email:        brian.mccarthy@skadden.com
Section 8.03    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 8.03 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 8.04    Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic transmission, by facsimile or email in .pdf format), all of which shall be

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considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Parties.
Section 8.05    Entire Agreement; No Third‑Party Beneficiaries.
(a)    This Agreement (including the Exhibits and Disclosure Letters) and the documents and instruments and other agreements, in each case, among the Parties as contemplated by or referred to herein, the Confidentiality Agreement and the Commitment Letter constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties or their Affiliates with respect to the Merger.
(b)    Except: (i) for the right of a Party on behalf of its security holders to pursue damages in the event of another Party’s Intentional Breach of this Agreement; (ii) as expressly provided in this Agreement, including Section 5.10; (iii) the provisions of this Section 8.05(b)(iii), Section 8.08(c), Section 8.09, Section 8.11(b), Section 8.12, Section 8.14 and the definition of “Financing Parties”, each of which is expressly intended to be for the benefit of, and may be relied upon and shall be enforceable by, the Financing Parties; (iv) after the Effective Time, for Section 2.01 and Section 2.02, each of which is intended to be for the benefit of, and shall be enforceable by, each of the Company Stockholders as of immediately prior to Effective Time, which holders are express third‑party beneficiaries of Section 2.01 and Section 2.02 from and after the Effective Time; and (v) after the Effective Time, for Section 2.04, which is intended to be for the benefit of, and shall be enforceable by, the holders of Company Equity Awards as of immediately prior to Effective Time, which holders are express third‑party beneficiaries of Section 2.04 from and after the Effective Time, each Party agrees that (A) their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (B) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement.
Section 8.06    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that Parent and Merger Sub may assign all or any portion of its rights or interests under this Agreement for collateral security purposes to any Financing Party, any lender and any other security holders (including agents or trustees thereof) of Parent or any of its Subsidiaries without the consent of any other Party. Any purported assignment in violation of this Section 8.06 shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 8.07    Governing Law. Except as set forth in Section 8.11(b), this Agreement, including all matters of construction, and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

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Section 8.08    Amendment. This Agreement may be amended, modified and supplemented in any and all respects any time prior to the Effective Time with respect to any of the terms of this Agreement; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be no amendment, modification or supplement that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company or Parent, as applicable, without such further approval of such stockholders nor any amendment or change not permitted under applicable Law, (b) no amendment shall be made to this Agreement after the Effective Time and (c) no amendment, modification, supplement or waiver of Section 8.05(b)(iii), this Section 8.08(c), Section 8.09, Section 8.11(b), Section 8.12, Section 8.14 or the definition of “Financing Parties” that is adverse to the interests of any Financing Party shall be effective without the prior written consent of each such adversely affected Financing Party. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party.
Section 8.09    Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements in this Agreement or (d) waive the satisfaction of any of the conditions in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party against whom the waiver or extension is to be effective. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding the foregoing, any extension or waiver of any provision referred to in Section 8.08(c) that is adverse to the interests of any Financing Party shall require the prior written consent of such Financing Party.
Section 8.10    Specific Performance.
(a)    The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including a Party’s failure to take such actions as are required of such Party hereunder to consummate the transactions contemplated by this Agreement) or were otherwise breached or threatened to be breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VII, the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 8.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond or any similar instrument in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement.

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Section 8.11    Jurisdiction; Venue.
(a)    Except as set forth in Section 8.11(b), all Claims (whether based on contract, tort or otherwise) arising from, under or in connection with or relating to this Agreement or the transactions contemplated hereby or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof shall be raised to and exclusively determined by the Court of Chancery of the State of Delaware and any appellate court therefrom within the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, each such court to whose jurisdiction and venue the Parties unconditionally consent and submit. Except as set forth in Section 8.11(b), each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such Claim in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.02 shall be effective service of process for any Claim brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising from, under or in connection with or relating to this Agreement or the transactions contemplated hereby or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b)    Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that all claims or causes of action (whether at law or in equity, whether in contract or in tort or otherwise and whether now existing or hereafter arising) involving, directly or indirectly, any Financing Party and arising from or in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Letters, the Financing or the performance thereof or the financings contemplated thereby shall be raised to and exclusively determined by the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York, each such court to whose jurisdiction and venue the Parties unconditionally consent and submit, and each Party hereby, on behalf of itself and its respective Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any such claim in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such claim brought in any such court has been brought in an inconvenient forum and (ii) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise and whether now existing or hereafter arising) involving, directly, or indirectly, any Financing Party in any way relating to this Agreement or the transactions contemplated hereby, the Debt Letters, the Financing or the performance thereof or the financings contemplated thereby, shall be

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exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
Section 8.12    Waiver of Jury Trial. EACH PARTY HEREBY, ON BEHALF OF ITSELF AND ITS RESPECTIVE AFFILIATES, WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ACKNOWLEDGES AND AGREES THAT ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING) WHICH MAY ARISE FROM, UNDER OR IN CONNECTION WITH OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH CLAIM OR CAUSE OF ACTION INVOLVING THE DEBT LETTERS, THE FINANCING OR ANY FINANCING PARTY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE DEBT LETTERS OR THE FINANCING OR ANY OTHER SUCH SUIT, ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY FINANCING PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
Section 8.13    Construction. Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
Section 8.01    No Recourse to Financing Parties. Notwithstanding anything herein to the contrary, the Company, on behalf of itself and its Affiliates and its and its Affiliates’ respective former, current or future equityholders, partners, controlling persons, members, managers, officers, directors, employees, agents, representatives and advisors and their respective successors and assigns (collectively, the “Company Parties”) hereby (a) acknowledges that none of the Financing Sources shall have any liability to any Company Party under this Agreement, the Debt Letters or the Financing or for any claim based on, in respect of, or by reasons of, the transactions contemplated hereby or thereby, including, but not limited to, any dispute related to, or arising from, the Debt Letters, the Financing or any performance

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thereunder, (b) waives any rights, claims or causes of action against any of the Financing Parties and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity), in any way relating to this Agreement, the Debt Letters or the transactions contemplated hereby or thereby, including all claims or causes of action (whether at law or in equity, whether in contract or in tort or otherwise and whether now existing or hereafter arising), and (c) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Financing, the Debt Letters or the transactions contemplated hereby or thereby (whether at law or in equity, whether in contract or in tort or otherwise and whether now existing or hereafter arising). For the avoidance of doubt, the foregoing will not limit the rights of the parties to the Commitment Letter to enforce the Commitment Letter in accordance with its terms.
Section 8.02    Interpretation.
(a)    Time Periods. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded, (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day, (iii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date and (iv) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). All references in this Agreement to a number of days are to such number of calendar days unless business days or Business Days are specified. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”
(b)    Dollars. Unless otherwise specifically indicated, any reference in this Agreement to “$” means U.S. dollars.
(c)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(d)    References. When a reference is made (whether capitalized or not) in this Agreement to an Article, Section, Subsection, Recital or Exhibit, such reference shall be to an Article, Section, Subsection, Recital or Exhibit of this Agreement unless otherwise indicated. The table of

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contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Include. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(f)    Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(g)    Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)    Or. The word “or” shall be disjunctive but not exclusive.
(i)    Contracts. Any Contract defined or referred to in this Agreement means such Contract as from time to time amended, modified or supplemented (including any waiver thereto), unless otherwise specifically indicated, in accordance with the terms thereof.
(j)    Laws. Any Law defined or referred to in this Agreement means such Law as from time to time amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder.
(k)    Persons. References to a person are also to its permitted successors and assigns.
(l)    Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. Each of the Company and Parent may, at its option, include in the Company Disclosure Letter or the Parent Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts in this Agreement or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, establish any standard of materiality or define further the meaning of such terms for purposes of this Agreement or otherwise. Each Disclosure Letter shall be organized by section, with each section of such Disclosure Letter corresponding to a Section of this Agreement. Any matter set forth in any section of a Disclosure Letter shall be deemed to be referred to and incorporated in any section of such Disclosure Letter to which it is specifically referenced or cross-referenced and also in all other sections of such Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is applicable to such other section of such Disclosure Letter. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.
(m)    Made Available. The words “made available to Parent” and words of similar import refer to documents which were, at least four (4) hours prior to the execution of this Agreement, (i) posted to the data site maintained by the Company or its Representatives in connection with the

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transactions contemplated by this Agreement (provided that Parent and its Representatives had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof); or (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives.
(n)    Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).
(o)    Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
Section 8.03    Definitions.
(a)    For purposes of this Agreement, each of the following capitalized terms has the meaning specified in this Section 8.16(a):
“Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the UK Bribery Act of 2010, the French “Sapin II” Law No. 2016-1691 of 27 December 2016 and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable competition, antitrust, merger control or investment Laws issued by a Governmental Authority that (i) are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or (ii) provide for review of national security or defense matters.

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“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.
“Claim” means any (i) litigation, demand, claim (including counterclaim), suit, action, legal proceeding (whether at law or in equity and including any civil, criminal, administrative, or appellate proceeding), hearing, charge, mediation or arbitration and (ii) audit, inquiry, examination or investigation of which the Company has Knowledge, in each case, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel or mediator or mediation panel.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Parties” has the meaning assigned to such term in the Commitment Letter.
“Company Benefit Plan” means: (a) each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not subject to ERISA); (b) each material employment, individual consulting, severance, termination, change in control, retention or similar plan, program, agreement, arrangement or policy; and (c) each other material plan, program, agreement, arrangement or policy providing compensation or other benefits, including bonus, commission or other incentive compensation, equity or equity-based compensation, deferred compensation, retirement, pension, welfare, vacation, paid time off, perquisites or other similar compensation or benefits, in each case, that is maintained, sponsored or contributed to or required to be contributed to by any Company Entity for the benefit of any Company Personnel or to which any Company Entity has any liability, but excluding, in each case, any Multiemployer Plan or any compensation and benefit plan, program and arrangement sponsored or maintained by a Governmental Authority.
“Company Board” means the Company’s board of directors.
“Company Entity” means any of the Company or any Company Subsidiary.
“Company Equity Awards” means, collectively, the Company Options, Company RSUs and Company PSUs.
“Company ESPP” means the Company’s 2002 Employee Stock Purchase Plan, as amended, and does not include the Company SAYE Scheme.
“Company Government Contract” means, a Contract with any Governmental Authority, any prime contractor of a Governmental Authority in its capacity as a prime contractor or any subcontractor with respect to any such Contract, in each case, material to the Company Entities, taken as a whole.
“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development (an “Effect”) that, individually or in the aggregate, (x) has or would be reasonably expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company Entities, taken as a whole; provided, however, that no Effect resulting from or

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arising out of any of the following, individually or in the aggregate, shall constitute a Company Material Adverse Effect for the purposes of this clause (x) or be taken into account in determining whether a Company Material Adverse Effect for the purposes of this clause (x) has occurred or would reasonably be expected to occur:
(a) general conditions in any of the industries or markets in which any Company Entity operates;
(b) general economic, legislative, regulatory, business or political condition or affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area;
(c) changes in interest or currency exchange rates;
(d) any failure, in and of itself, by any Company Entity to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period or any published analyst or other third-party estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying facts giving rise or contributing to any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur, to the extent not otherwise excluded by another exception herein);
(e) the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger, including:
(i) any action taken by any Company Entity that is required by this Agreement;
(ii) any action taken or (to the extent the relevant action is expressly permitted by the terms of this Agreement) not taken at the express written request of Parent;
(ii) any third party Claim arising out of or resulting from this Agreement (including any stockholder litigation);
(iii) any Effect that arises out of or results from the identity of Parent or any of its Affiliates as the acquirer of the Company;
(iv) any comments or other communications by Parent of its intentions with respect to the Surviving Corporation or the business of the Company;
(v) any Effect in supplier, customer or employee relationships; or
(vi) any Claim commenced or threatened relating to, arising out of or involving this Agreement or the transactions contemplated hereby.

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(f) the market for commodities, including any change in the price or availability of commodities;
(g) any change in the market price, credit rating or trading volume of Company Shares on the NYSE or any change affecting the ratings or the ratings outlook for any Company Entity (provided, that the underlying causes of any such change may be considered in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur, to the extent not otherwise excluded by another exception herein);
(h) any change after the date hereof in applicable Law, regulation or GAAP (or interpretation thereof);
(i) geopolitical conditions, the outbreak or escalation of hostilities, declared or undeclared acts of war, military actions, cyber‑attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) occurring after the date hereof; and
(j) the occurrence of natural disasters, force majeure events, fires or weather conditions;
provided, further, that the exceptions in clauses (a), (b), (c), (f), (h), (i) and (j) shall not apply to the extent the Effect set forth in such clauses have a disproportionate impact on the Company Entities, taken as a whole, relative to the other participants in the industries in which the Company Entities operate; or (y) has or would reasonably be expected to prevent or materially impair or delay the consummation by the Company of the transactions contemplated by this Agreement.
“Company Option” means an option to purchase Company Shares granted pursuant to any Company Stock Plan.
“Company Owned IP” means any Intellectual Property that is owned by or purported to be owned by any Company Entity, which Intellectual Property has not expired, been allowed to lapse or been abandoned.
“Company Personnel” means any current or former director, officer, employee or other individual service provider of any Company Entity.
“Company Products” means all product offerings, including all software, of the Company or a Company Subsidiary that have been sold, licensed or otherwise distributed any time since October 3, 2015.
“Company PSU” means a performance stock unit or restricted stock unit granted pursuant to any Company Stock Plan that vests in whole or in part on the basis of the achievement of performance targets.
“Company RSU” means a restricted stock unit granted pursuant to any Company Stock Plan that vests solely on the basis of time.

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“Company SAYE Option” means an option to purchase Company Shares granted pursuant to the Company SAYE Scheme.
“Company SAYE Scheme” means the Company’s ShareSave Scheme, as amended.
“Company Significant Subsidiary” means any Company Subsidiary that is a “significant subsidiary” of the Company that is set forth on Section 3.02 of the Company Disclosure Letter.
“Company Stock Plans” means, collectively, the Company’s (i) 2004 Equity Incentive Plan, as amended, (ii) 2013 Equity Incentive Plan, as amended, (iii) Long-Term Incentive Performance Share Plan, for fiscal years 2018 – 2020, as amended, (iv) Long-Term Incentive Performance Share Plan, for fiscal years 2017 – 2019, as amended, (v) Long-Term Incentive Performance Share Plan, for fiscal years 2016 – 2018, as amended, and (vi) Long-Term Incentive Performance Share Plan, for fiscal years 2015 – 2017, as amended.
“Company Stockholders” means the holders of Company Common Stock.
“Company Subsidiary” means any Subsidiary of the Company.
“Contract” means any written or oral contract, lease, license, mortgage, indenture, purchase order, sales order, conditional sales contract, binding bid, letter of credit, security agreement, note, bond, loan, arrangement, undertaking or other agreement that is legally binding; provided, however that the term Contract does not include any Company Stock Plan or Company Benefit Plan.
“Customs & International Trade Laws” shall mean the applicable export control, import, customs and trade, and anti-boycott Laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the Tariff Act of 1930, as amended, and other applicable Laws administered or enforced by the U.S. Customs and Border Protection; the Export Administration Regulations; the International Traffic in Arms Regulations; and the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosure Letter” means any of the Company Disclosure Letter or the Parent Disclosure Letter.
“Environmental Claim” means any Claim against any Company Entity asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from: (a) the presence or Release of or exposure to any Hazardous Materials; or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.
“Environmental Laws” means all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance issued thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA that includes or included the first entity, trade or business.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Financing Parties” means the Commitment Parties and the other Persons that have committed or will commit to provide or arrange, or have otherwise entered or will enter into any commitment letters or agreements in connection with the Financing (including any Substitute Financing), and any joinder or assumption agreements or definitive agreements entered into pursuant thereto, including the Commitment Parties and any other agents, arrangers, lenders and other entities that are part of the Financing, together with their respective Affiliates and their and their respective Affiliates’ former, current or future equityholders, partners, controlling persons, members, managers, officers, directors, employees, agents, representatives and advisors and their respective successors and assigns. For the avoidance of doubt, neither the Parent nor any of its Affiliates shall be a Financing Party.
“French Foreign Investment Clearance” means (i) the authorization of the transactions contemplated by this Agreement (subject, as the case may be, to conditions or undertakings imposed by French Governmental Authorities) (whether expressly, or implicitly through the lapse of the applicable waiting period in accordance with Article R. 153-8 of the French Code monétaire et financier as interpreted and applied by French Governmental Authorities) by the French Ministre de l’Economie pursuant to articles L. 151-3 and R. 153-1 et seq. of the French Code monétaire et financier (the “French Foreign Investment Laws”), or (ii) the written confirmation by the French Ministre de l’Economie to Parent that the transactions contemplated by this Agreement are not subject to the authorization process provided by the French Foreign Investment Laws.
“Governmental Authority” means any federal, state, county, local, municipal, domestic, foreign, national or supranational government, or any governmental, regulatory (including any stock exchange), judicial or administrative authority, agency, commission or instrumentality; provided, that, if any of the foregoing Persons is a customer of any Company Entity, such Person shall not be considered a Governmental Authority to the extent acting in its capacity as a customer of such Company Entity.
“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any law relating to pollution, waste, the environment or natural resources, or the protection of human health and safety.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money (other than intercompany indebtedness); (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto; (d) all capitalized lease obligations of such Person; and (e) all guarantees or other assumptions of liability for any of the foregoing.
“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all U.S. and foreign rights in: (a) patents, patent applications, and all related continuations, continuations‑in‑part, divisionals, reissues, re‑examinations, substitutions, and extensions thereof; (b) trademarks, corporate names, trade names, domain names, URL addresses, Internet addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable subject matter, including software; (d) rights in databases and compilations of data; and (e) trade secrets and all other confidential and proprietary information, inventions (whether patentable or unpatenable and whether or not reduced to practice),ideas, know‑how, compositions, inventions, processes, techniques, formulae, models and methodologies.
“International Company Benefit Plan” means each Company Benefit Plan maintained outside of the United States primarily for the benefit of any Company Personnel who are or were regularly employed by or providing services to the Company or any Company Subsidiary outside of the United States.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.
“Knowledge” means (a) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 8.16(a)(i) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of the Chief Executive Officer, Chief Financial Officer and General Counsel of Parent.
“Law” means any domestic, federal, state, local, municipal, supranational or foreign statute or law (whether statutory or common law), constitution, ordinance, code, rule, regulation, order, writ, judgment, decree, binding directive (including those of any self-regulatory organization), arbitration award, agency requirement or any other enforceable requirement of any Governmental Authority (or under the authority of NASDAQ, the New York Stock Exchange or other stock exchange).
“Lease” means any written lease, sublease, license or other agreement pursuant to which the Company or any Company Subsidiary holds any leasehold or subleasehold estate or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

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“Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever, except as imposed by this Agreement, the Organizational Documents of the Company Entities or applicable securities Laws; provided that “Lien” does not include any non-exclusive licenses granted with respect to Intellectual Property.
“MEWA” means a multiple employer welfare arrangement, within the meaning of Section 3(4)(A) of ERISA.
“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“Open Source Software” means software, application, tool, or code that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any software distributed or made available with any license term or condition that imposes a requirement or condition that a licensee grant a license or immunity under its Intellectual Property rights or that any of its software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or minimal charge.
“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, as applicable.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to prevent or materially impair or delay Parent or Merger Sub’s consummation of the transactions contemplated by this Agreement.
“Permit” means a franchise, grant, license, permit, authorization, variance, exemption, order, registration, clearance, certificate, consent, authorization or approval of a Governmental Authority.
“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established on the Company Financial Statements; (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business consistent with past practice and not yet due or delinquent or that are being contested in good faith and for which adequate reserves have been provided for in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (d) all other Liens as set forth on Section 8.16(a)(ii) of the Company Disclosure

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Letter; (e) with respect to any Owned Real Property or Leased Real Property, as applicable: (i) zoning, entitlement, building and other land use regulations or ordinances imposed or promulgated by any Governmental Authority; (ii) title exceptions disclosed by any title insurance commitment or title insurance policy issued by a title company and delivered or otherwise made available to Merger Sub; (iii) covenants, conditions, restrictions, easements, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases of record or disclosed to Merger Sub that do not materially impair the value, occupancy or use of such real property; (iv) public roads and highways or title to any portion of the premises lying within the right of way or boundary of any public road or private road that do not materially impair the occupancy, use or value of such real property; (v) rights of parties in possession of any such real property of record or disclosed to Merger Sub without options to purchase or rights of first refusal that do not materially impair the occupancy, use or value of such real property; (vi) statutory or contractual Liens in favor of lessors arising in connection with any Leased Real Property; and (vii) matters that (A) would be disclosed by an inspection or survey of each parcel of real property and (B) do not, in the aggregate, materially impair the occupancy, use or value of the estate or real property to which they relate; (f) Liens reflected on the Company Financial Statements; (g) with respect to Intellectual Property or Intellectual Property rights, nonexclusive licenses granted in the ordinary course of business consistent with past practice; (h) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on non-material items in the course of collection or in favor of a banking or other financing institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry but not related to indebtedness; (i) Liens that do not materially detract from the value or materially interfere with any present or intended use or other exploitation of such property or assets, and (j) Liens relating to Indebtedness in an amount not to exceed $5,000,000 in the aggregate held by Company Entities located in jurisdictions other than the United States.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).
“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives.
“Sanctioned Person” means: (i) any individual or entity listed on any applicable U.S., UN or EU sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

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“Sanctions” means all U.S., UN and EU Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty (50%) of the equity interests of which) is owned directly or indirectly by such first Person.
“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti‑takeover laws and regulations (including Section 203 of the DGCL).
“Tax Return” means all returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amendment thereof, filed or required to be filed with a Governmental Authority.
“Taxes” means all taxes, imposts, levies, duties, fees or other like assessments or charges of a similar nature imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.
“U.S. Company Benefit Plan” means each Company Benefit Plan as of the date of this Agreement that applies to any Company Personnel who solely or primarily provides or provided services any Company Entity in the United States.
(b)    In addition to the defined terms set forth in Section 8.16(a), each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below:

Term    Section
Agreement...........................................................................................................................Preamble
Annual Financial Statements...............................................................................Section 5.15(f)(iii)
Antitrust Actions........................................................................................................Section 5.05(c)
Antitrust Clearances.............................................................................................Section 3.06(b)(ii)
Bankruptcy and Equity Exceptions................................................................................Section 3.04

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Board Actions........................................................................................................................Recitals
Book-Entry Shares................................................................................................Section 2.01(a)(ii)
Bylaws...........................................................................................................................Section 3.01
Capitalization Date....................................................................................................Section 3.03(a)
Certificate of Incorporation............................................................................................Section 3.01
Certificate of Merger......................................................................................................Section 1.02
Closing...........................................................................................................................Section 1.03
Closing Date...................................................................................................................Section 1.03
Commitment Letter...................................................................................................Section 4.07(b)
Company............................................................................................................................Preamble
Company Acquisition Agreement.............................................................................Section 5.02(b)
Company Adverse Recommendation Change...........................................................Section 5.02(b)
Company Balance Sheet Date...................................................................................Section 3.07(b)
Company Board Recommendation.......................................................................................Recitals
Company Common Stock......................................................................................Section 2.01(a)(i)
Company Disclosure Letter...............................................................................................Article III
Company Financial Statements.................................................................................Section 3.07(a)
Company Indemnified Parties...................................................................................Section 5.10(a)
Company Intervening Event................................................................................Section 5.02(g)(iii)
Company Option Consideration................................................................................Section 2.04(a)
Company Parties....................................................................................................Section 7.03(a)14
Company Preferred Stock..........................................................................................Section 3.03(a)
Company PSU Consideration....................................................................................Section 2.04(c)
Company Reports......................................................................................................Section 3.07(a)
Company RSU Consideration...................................................................................Section 2.04(b)
Company SAYE Option Consideration.....................................................................Section 2.04(a)

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Company Serial Preferred Stock...............................................................................Section 3.03(a)
Company Shares...................................................................................................Section 2.01(a)(ii)
Company Stockholder Approval....................................................................................Section 3.05
Company Stockholders’ Meeting..............................................................................Section 5.01(d)
Company Takeover Proposal.................................................................................Section 5.02(g)(i)
Company Termination Fee........................................................................................Section 7.03(a)
Confidentiality Agreement........................................................................................Section 5.03(c)
Consent......................................................................................................................Section 3.06(b)
Continuing Company Personnel................................................................................Section 5.11(b)
Debt Letters...............................................................................................................Section 4.07(b)
Dissenting Shares...........................................................................................................Section 2.03
Effective Time................................................................................................................Section 1.02
End Date................................................................................................................Section 7.01(b)(i)
Environmental Permit............................................................................................Section 3.14(a)(i)
Equity Securities.......................................................................................................Section 3.03(b)
FAR......................................................................................................................Section 3.06(b)(ii)
Fee Letter...................................................................................................................Section 4.07(b)
Filing.........................................................................................................................Section 3.06(b)
Financing...................................................................................................................Section 4.07(b)
GAAP.........................................................................................................................Section 3.07(a)
Goldman.........................................................................................................................Section 3.21
HSR Clearance.....................................................................................................Section 3.06(b)(ii)
Insurance Policies..........................................................................................................Section 3.19
Intentional Breach..........................................................................................................Section 7.02
Leased Real Property.................................................................................................Section 3.17(a)
Legal Restraint..........................................................................................................Section 6.01(d)

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Material Contracts.....................................................................................................Section 3.15(a)
Maximum Amount.....................................................................................................Section 5.10(c)
Merger...................................................................................................................................Recitals
Merger Consideration...........................................................................................Section 2.01(a)(ii)
Merger Sub.........................................................................................................................Preamble
Merger Sub Actions..............................................................................................................Recitals
Merger Sub Board.................................................................................................................Recitals
Owned Real Property................................................................................................Section 3.17(a)
Parent..................................................................................................................................Preamble
Parent Actions.......................................................................................................................Recitals
Parent Board..........................................................................................................................Recitals
Parent Disclosure Letter.....................................................................................................Article IV
Parties..................................................................................................................................Preamble
Paying Agent.............................................................................................................Section 2.02(a)
Payment Fund............................................................................................................Section 2.02(a)
Post-Closing Plans.....................................................................................................Section 5.11(c)
Projections......................................................................................................................Section 3.29
Proxy Statement.........................................................................................................Section 5.04(a)
Recommendation Change Notice..............................................................................Section 5.02(c)
Registered Company IP.............................................................................................Section 3.18(a)
Stock Certificates..................................................................................................Section 2.01(a)(ii)
Substitute Financing...................................................................................................Section 5.15(f)
Superior Company Proposal.................................................................................Section 5.02(g)(ii)
Surviving Corporation...................................................................................................Section 1.01
Transaction Litigation....................................................................................................Section 5.06

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[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.
ESTERLINE TECHNOLOGIES CORPORATION

By:
    Name:    Curtis Reusser
    Title:    Chairman, President & Chief
        Executive Officer

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TRANSDIGM GROUP INCORPORATED
By:
    Name:
    Title:
THUNDERBIRD MERGER SUB INC.
By:
    Name:
    Title:

Signature Page to Agreement and Plan of Merger
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